UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HRG GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HRG GROUP, INC.
450 Park Avenue, 29th Floor
New York, New York 10022

August 15, 2017
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of HRG Group, Inc., to be held on September 25, 2017, at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.
At the meeting, stockholders will be asked to consider matters contained in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. We will also consider any additional business that may be properly brought before the Annual Meeting.
If you wish to attend the Annual Meeting in person, you must reserve your seat by September 15, 2017 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (212) 906-8560 or our proxy solicitor, Georgeson LLC, toll-free, at (866) 785-7395. If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, American Stock Transfer & Trust, by telephone at (800) 937-5449 (within the U.S.) or (718) 921-8124 (International). If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting or your stock ownership.
Stockholders of record can vote their shares by attending the Annual Meeting or by submitting a proxy through the mail, over the Internet, or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Please make sure to read the enclosed information carefully before voting your shares. You may also vote your shares by marking your votes on the enclosed proxy or following the enclosed voting instruction card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name, you should vote your shares in accordance with the instructions of your bank or brokerage firm or other nominee.
We appreciate your continued interest in HRG Group, Inc.

Sincerely,
Ehsan Zargar
Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

HRG GROUP, INC.
450 Park Avenue, 29th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 25, 2017
August 15, 2017
To Our Stockholders:
We will hold the Annual Meeting of Stockholders (“Annual Meeting”) of HRG Group, Inc., a Delaware corporation (the “Company,” “HRG,” “we,” “us” or “our”), on September 25, 2017 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064. The purposes of the Annual Meeting are to:
1. elect two Class I directors;
2. ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017;
3. approve, on an advisory basis, the compensation of the Company’s executive officers; and
4. approve, on an advisory basis, the frequency of holding a future advisory vote on executive compensation.
Our Board of Directors recommends a vote FOR the nominees in Proposal 1, FOR Proposals 2 and 3 and a vote for “every three years” for Proposal 4. These proposals are described in the attached proxy statement, which you are encouraged to read fully. Stockholders will also consider any additional business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.
If you wish to attend the Annual Meeting in person, you must reserve your seat by September 15, 2017 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
Our Board of Directors has set the close of business on August 14, 2017 as the record date for the Annual Meeting (the “Record Date”). The stock transfer books of the Company will not be closed following the Record Date, but only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and will also be available for ten days prior to the Annual Meeting, during normal business hours, at the principal office of the Company, located at 450 Park Avenue, 29th Floor, New York, New York 10022.
The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting.
By Order of the Board of Directors,
Ehsan Zargar
Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

HRG GROUP, INC.
450 PARK AVENUE, 29th FLOOR
NEW YORK, NEW YORK 10022
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

HRG GROUP, INC.
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING
Why am I receiving these materials?
This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are being furnished to the stockholders of HRG Group, Inc. (the “Company,” “HRG,” “we,” “us” or “our”) by the Board of Directors of the Company (the “Board” or “Board of Directors”) to solicit your proxy to vote at the 2017 Annual Meeting of Stockholders of the Company and any adjournments or postponements thereof (the “Annual Meeting”) to be held on September 25, 2017, at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.
This Proxy Statement summarizes the information that holders of shares of our common stock, par value $0.01 per share (“Common Stock”), need to vote at the Annual Meeting. Unless stated otherwise herein or the context requires otherwise, references to “shares” means shares of our Common Stock, and “stockholder” means a holder of our Common Stock.
We will begin mailing this Proxy Statement, along with the proxy card and the other materials listed below, on or about August 15, 2017. To ensure that your proxy is voted at the Annual Meeting, your proxy should be received no later than 5:00 p.m., Eastern Time, on September 20, 2017 if given by mail, or by 11:59 p.m., Eastern Time, on September 24, 2017 if submitted by telephone or over the Internet.
We have requested that banks, brokerage firms and other nominees who hold shares on behalf of the beneficial owners of our shares (such stock is often referred to as being held in “street name”) as of the close of business on August 14, 2017 forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
What materials am I receiving?
You are receiving:
1. this Proxy Statement for the Annual Meeting;
2. a proxy card or voting instruction form for the Annual Meeting;
3. the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (“Fiscal 2016”), as filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2016 (the “2016 Annual Report”); and
4. Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for Fiscal 2016, as filed with the SEC on January 27, 2017.
What is the purpose of the Annual Meeting?
At the Annual Meeting, including any adjournment or postponement thereof, our stockholders will be asked to consider and vote upon four proposals to:
1. Elect Messrs. McKnight and Whittaker as Class I directors;
2. Ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 (“Fiscal 2017”);
3. To approve, on an advisory basis, the compensation of the Company’s executive officers; and
4. To approve, on an advisory basis, the frequency of holding a future advisory vote on executive compensation.
You may also be asked to consider and vote to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion.
Who are the nominees for election and what would be the size and composition of the Board and its standing committees following their election?
The nominees for election as Class I directors at the Annual Meeting are Messrs. McKnight and Whittaker. See “Proposal 1 Election of Directors — Nominees for Election as Directors” for our nominees’ biographical information. Messrs. Glovier, Maura and Steinberg will continue as Class II directors and Messrs. Ianna and Luterman will continue as Class III directors.
As of the date hereof, Messrs. Glovier, Ianna, Luterman, and McKnight are “independent” directors under the applicable SEC rules, the NYSE Listed Company Manual and other rules (“NYSE Rules”) and the Company’s Corporate Governance Guidelines. As of the date hereof, our Audit Committee is comprised of Messrs. Luterman (Chairman), Glovier and Ianna. Messrs. Luterman and Ianna qualify as “audit committee financial experts,” as defined by Item 407(d)(5)(ii) of Regulation S-K. As of the date hereof, our Compensation Committee is comprised of Messrs. Ianna (Chairman), Glovier, Luterman and

McKnight. As of the date hereof, our Nominating and Corporate Governance Committee (our “NCG Committee”) is comprised of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight.
What does our Board recommend?
Our Board recommends that you vote FOR the nominees in Proposal 1, FOR Proposals 2 and 3 and for “every three years” for Proposal 4.
Who can vote?
Our Board has fixed the close of business on August 14, 2017 as the date to determine the stockholders who are entitled to attend and vote at the Annual Meeting (the “Record Date”). On the Record Date, our outstanding capital stock consisted of 200,586,619 shares of Common Stock, which was held by approximately 1,465 holders of record including persons who hold shares for an indeterminate number of beneficial owners. Each share of Common Stock is entitled to one vote in the election of directors and on each matter submitted for stockholder approval.
Can I obtain a list of stockholders entitled to vote at the Annual Meeting?
At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at our principal office, 450 Park Avenue, 29th Floor, New York, New York 10022, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.
What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?
Stockholder of record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust. Our proxy materials were sent directly to you by the Company and you can vote your shares as instructed on the accompanying proxy card.
Beneficial owner of shares held in “street name.” You are a beneficial owner if at the close of business on the Record Date your shares were held in the name of your bank, brokerage firm or other nominee. Being a beneficial owner means that your shares are held in “street name.” Our proxy materials were forwarded to you by that organization, and their instructions for voting your shares should accompany this Proxy Statement.
How do I attend the Annual Meeting and do I need to do anything in advance to attend?
All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (212) 906-8560 by September 15, 2017 to reserve a seat at the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the Record Date, along with a form of photo identification. Registration will begin at 9:30 a.m., Eastern Time and the Annual Meeting will begin at 10:00 a.m., Eastern Time. Please note that the use of cameras and other recording devices will not be allowed at the Annual Meeting.
If I am a stockholder of record, how do I vote and what are the voting deadlines?
Stockholders of record. If you are a stockholder of record, there are several ways for you to vote your shares:

•
By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope by following the instructions that appear on the proxy card. Proxy cards submitted by mail must be received no later than 5:00 p.m., Eastern Time, on September 20, 2017 to be voted at the Annual Meeting.

•
By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day, 7 days a week. Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on September 24, 2017 to be voted at the Annual Meeting.

•
In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting. Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

I hold my shares in “street name,” how do I vote and what are the voting deadlines?
If you are a beneficial owner of your shares, you should have received voting instructions from the bank, brokerage firm or other nominee holding your shares. You should follow such instructions in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, brokerage firm or other nominee holding your shares. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares. Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”
Can I revoke or change my vote after I submit my proxy?
Stockholders of record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date, since only your latest proxy card received no later than 5:00 p.m., Eastern Time, on September 20, 2017 will be counted;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest Internet or telephone vote received by 11:59 p.m., Eastern Time, on September 24, 2017 will be counted;

•	attending the Annual Meeting in person and voting again; or

•
delivering a written revocation to Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary at HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, no later than 5:00 p.m., Eastern Time, on September 24, 2017.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.
What is a “quorum”?
We may hold the Annual Meeting only if a “quorum” is present, either in person or by proxy. A “quorum” is a majority of our outstanding shares entitled to vote on the Record Date. Your shares will be counted towards establishing a quorum if you vote by mail, telephone, or over the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have established a quorum.
What if I do not give specific instructions?
Stockholder of record. If you are a record holder of shares and you do not give specific voting instructions, the proxy holders will vote your shares as recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owner of shares held in “street name.” If your shares are held in “street name” and you do not give specific voting instructions to your nominee, then, under the NYSE Rules, your nominee generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is generally referred to as a “broker non-vote.”
Which ballot measures are “routine” or “non-routine”?
Proposal 2 (the ratification of the appointment of KPMG as our independent registered public accounting firm for Fiscal 2017) is considered routine under applicable rules. A broker or other nominee generally may vote on routine matters, and therefore no broker non-votes are expected in connection with this matter.
Proposal 1 (election of directors), Proposal 3 (the approval, on an advisory basis, of the compensation of the Company’s executive officers) and Proposal 4 (the approval, on an advisory basis, of the frequency of holding a future advisory vote on executive compensation) are considered non-routine matters under applicable rules. A brokerage firm or other nominee cannot vote without instructions on non-routine matters. Therefore, if you hold your shares in street name, it is critical that you give instructions on how to cast your vote with respect to these non-routine matters if you want your votes to count. If you do not instruct your bank, brokerage firm or other nominee how to vote on these non-routine matters, no votes will be cast on your behalf.
What vote is required to approve the proposals?
Each director nominee who receives an affirmative vote by the holders of a plurality of the votes cast will be elected a director (Proposal 1).

The vote on the frequency of holding a future advisory vote on executive compensation (Proposal 4) is advisory and non-binding, and if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.
The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify the appointment of KPMG as our independent registered public accounting firm for Fiscal 2017 (Proposal 2) and to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3).
With regards to Proposal 1 (election of directors), shares represented by proxies that are marked “WITHHOLD” and shares that are not voted will be excluded entirely from the vote and will have no effect on the outcome of this vote because the directors are elected by a plurality vote. With regards to Proposal 2 (ratification of KPMG’s appointment as auditor) and Proposal 3 (advisory vote on executive compensation), shares marked as “ABSTAIN” and shares which are not voted will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a vote against each of these proposals because approval of each of these proposals requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. With regards to Proposal 4 (advisory vote on the frequency of a future advisory vote on executive compensation), shares represented by proxies that are marked “ABSTAIN” and shares which are not voted will be excluded entirely from the vote and will have no effect on the outcome of this vote because the stockholders’ recommendation with respect to Proposal 4 is determined by a plurality vote.
How are broker “non-votes” and abstentions treated?
Broker “non-votes” and shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.
Broker “non-votes” and abstentions will: (i) have no effect on the outcome of the votes on Proposal 1 (election of directors) and Proposal 4 (to approve, on an advisory basis, the frequency of holding a future advisory vote on executive compensation) because these proposals are determined by a plurality vote and (ii) have the effect of a vote against each of Proposal 2 (ratification of KPMG’s appointment as auditor) and Proposal 3 (advisory vote on executive compensation) because approval of each of these proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.
Who will count the votes and serve as the inspector of election?
The Company expects to engage American Stock Transfer & Trust as the independent inspector of election to tabulate stockholder votes at the Annual Meeting. In the event American Stock Transfer & Trust is not engaged, one or more persons appointed by the Company will serve as the inspector of election.
Who is making and paying for this proxy solicitation?
This proxy is solicited on behalf of our Board. Certain officers, directors and other employees may also solicit proxies on our behalf by mail, telephone, fax, Internet or in person. The Company is paying for the cost of preparing, assembling and mailing this proxy soliciting material. We have engaged Georgeson LLC (“Georgeson”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $7,500, excluding out-of-pocket expenses. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable charges and expenses to forward our proxy materials to their customers or principals.
What is the deadline to propose actions for consideration at the 2018 Annual Meeting of Stockholders?
We expect to hold our 2018 Annual Meeting of Stockholders in September 2018. Under Exchange Act Rule 14a-8, for a stockholder’s proposal to be considered timely for inclusion in our proxy statement and form of proxy relating to the 2018 Annual Meeting of Stockholders, generally we must receive such proposal by the close of business on the 120th day prior to the first anniversary of the date of this Proxy Statement. However, if the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting, we must receive such proposal within a reasonable time prior to the Company beginning to print and distribute proxy materials for such meeting.
For a stockholder’s proposal to be considered timely under our Bylaws (and subject to all of the provisions fully set forth therein) for consideration at our 2018 Annual Meeting of Stockholders (without inclusion in the proxy statement for such meeting pursuant to Rule 14a-8), it generally must be received no later than the close of business on the 90th day (and no earlier than the close of business on the 120th day) prior to the first anniversary of this year’s Annual Meeting. However, if the date of the 2018 Annual Meeting of Stockholders is more than 30 days before (or more than 70 days after) the first anniversary of this year’s Annual Meeting, then notice by the stockholder must received: (i) no earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Stockholders; and (ii) no later than the close of business on the later of: (a) the 90th day prior to such meeting; or (b) the 10th day following the day on which we publicly announce the meeting date.

Where can I find voting results?
We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results from the Annual Meeting in a Current Report on Form 8-K within four business days of the date of the Annual Meeting. You will also be able to find the results on our website at www.HRGgroup.com.
What is our policy with respect to the attendance of our directors at Board and standing committee meetings and annual meetings of stockholders?
The Board held a total of 25 meetings during Fiscal 2016. In addition, a special committee of the independent directors of our Board operated on an ad hoc basis during Fiscal 2016. Other standing committees of the Board, consisting of the Audit Committee, the Compensation Committee and the NCG Committee, held an additional five, ten and two meetings, respectively, during Fiscal 2016. The Board and the directors recognize the importance of director attendance at Board and committee meetings. Attendance at Board and committee meetings was at least 75% for each director. The Company does not have a formal policy regarding the attendance of directors at annual meetings of stockholders, but we strongly encourage all of our directors to attend. All of our directors attended the 2016 Annual Meeting of Stockholders.
How can stockholders communicate with our Board?
Stockholders may communicate with our Board by writing to the Board of Directors, HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, New York 10022. Please see the additional information in the section captioned “Communications with our Board.”
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, if you contact our proxy solicitor using the following contact information:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor, New York, NY 10104
Banks, Brokers and Stockholders call toll-free:
(866) 785-7395
In addition, a copy of proxy materials, as well as the documents we file with the SEC, are available on our website at www.HRGgroup.com; the materials furnished with this Proxy Statement include a copy of the Company’s 2016 Annual Report together with Amendment No. 1 thereto and supplemental information as filed with the SEC (but such material is not incorporated by reference into our proxy materials).
Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.
Where are the Company’s principal executive offices located and what is the Company’s main telephone number?
Our principal executive offices are located at 450 Park Avenue, 29th Floor, New York, New York 10022. You may contact our Investor Relations Department by phone at (212) 906-8560 or by email at investorrelations@HRGgroup.com.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 25, 2017.
The Proxy Statement and other proxy materials are available on the Company’s website at www.HRGgroup.com under the heading “Annual Meeting and Materials.”
Who can help answer my questions?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor, New York, NY 10104
Banks, Brokers and Stockholders call toll-free:
(866) 785-7395

PROPOSAL 1
ELECTION OF DIRECTORS
Our Charter provides for the division of our Board into three classes of as nearly equal number of directors as possible. As of the date hereof, each of Class I and Class III is comprised of two directors and Class II is comprised of three directors.
The term of each class of directors is three years, with the term for one class expiring each year in rotation. As a result, one class of directors is elected at each annual stockholders meeting for a term of three years and to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. The term of the current Class I directors expires at the Annual Meeting.
Currently, our NCG Committee, composed entirely of independent directors under the NYSE Rules, proposes nominees for service to our Board and such nominees are reviewed and approved by the entirety of our Board. Our NCG Committee and our Board recommend that each nominee for director be elected at the Annual Meeting. The nominees for election at the Annual Meeting are Andrew A. McKnight and Andrew Whittaker. The nominees have consented to continue to serve as directors if elected. In accordance with our Charter, our Board may at any time increase the size of our Board by fixing the number of directors that constitute our whole Board. In addition, if a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as our Board may recommend. Proxies cannot be voted for a greater number of persons than are included in the class of directors — this year that number is two.
Nominees for Election as Directors
Class I Directors — Nominees — Three Year Term Expiring 2020
Andrew A. McKnight, age 39, was appointed as a director of HRG in July 2016. Mr. McKnight currently serves as a Partner and Managing Director at Fortress Investment Group LLC (“Fortress”), which through its affiliated funds, is a significant stockholder of HRG. Prior to joining Fortress in 2005, Mr. McKnight served as a Managing Director at Fir Tree Partners. Prior to joining Fir Tree in 2002, he was in the Leveraged Finance group at Goldman, Sachs & Co. Mr. McKnight currently serves on the Board of Ligado Networks. Mr. McKnight holds a B.A. from the University of Virginia. We nominated Mr. McKnight because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.
Andrew Whittaker, age 55, has served as a director of HRG since July 2014. Since 2002, Mr. Whittaker has been the Vice Chairman of Jefferies Group LLC (“Jefferies”), a subsidiary of Leucadia National Corporation (“Leucadia”), a significant stockholder of HRG. In addition, Mr. Whittaker has also been the Vice Chairman of Leucadia since 2014. Mr. Whittaker has served as a member of the board of directors of Jefferies Finance LLC since 2004. Mr. Whittaker has been a member of the Jefferies Executive Committee for over 20 years. He was formerly the Co-Head of Investment Banking at Jefferies. He was a founding member of the Investment Banking department at Jefferies in 1990.  Mr. Whittaker has over 29 years of investment banking experience in a broad range of industries. Mr. Whittaker received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College. We nominated Mr. Whittaker because of his extensive experience in management, finance and investments, which will strengthen the Board’s collective qualifications, skills and experience.
Vote Required
To be elected as a Class I director at the Annual Meeting, each candidate for election must receive a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. A plurality vote means that the director nominee with the most affirmative votes in favor of his election to a particular directorship will be elected to that directorship.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS.
Continuing Directors
Our Class II continuing directors, term expiring at the 2018 Annual Meeting of Stockholders, are Messrs. Glovier, Maura and Steinberg, and our Class III continuing directors, term expiring at the 2019 Annual Meeting of Stockholders, are Messrs. Ianna and Luterman. Pursuant to the certificate of designation governing our Series A Participating Convertible Preferred Stock, dated May 12, 2011, as amended, CF Turul LLC, one of our significant stockholders and an affiliate of Fortress, has the right to nominate a director to our Board. On July 21, 2016, Mr. McKnight was appointed to our Board upon nomination by CF Turul LLC and after the review and approval of our NCG Committee and Board. As of the date hereof, Mr. McKnight is the only Fortress nominee serving on our Board.
Class II Directors — Terms Expiring 2018
Curtis A. Glovier, age 53, has served as a director of HRG since February 2015. Mr. Glovier currently serves as the

Chairman and Chief Executive Officer of PENSCO Trust Company, a wholly-owned subsidiary of Opus Bank, a publicly traded bank, and as Senior Executive President, Head of Wealth Services of Opus Bank and as Senior Managing Director in the Merchant Banking division. Mr. Glovier has also served on the board of directors of Opus Bank since September 2010. From May 2007 until July 8, 2016, Mr. Glovier was a Managing Director at Fortress. Prior to that, Mr. Glovier served as a Managing Director and Co-Head of the Middle Market Buyout Group at Perseus, LLC. Prior to joining Perseus, LLC in 2000, he was a Managing Director of Nassau Capital. Prior to joining Nassau Capital, Mr. Glovier worked at Goldman, Sachs & Co. in the Mergers & Acquisitions, Structured Finance and Leveraged Buyout groups, and was also a management consultant at The Boston Consulting Group. Mr. Glovier has served as a director of several companies in a variety of industries, including the financial services, branded consumer products, pharmaceutical and alternative energy areas. He formerly served on the board of directors of CarCor Investment Holdings LLC, Omnisure Group, LLC and SNAAC Investors LLC. Mr. Glovier holds a B.A. from Princeton University, a M.Ec. from James Cook University in Australia, and an M.B.A. as a Palmer Scholar from The Wharton School at the University of Pennsylvania.
David M. Maura, age 44, has served as a director of HRG since May 2011, and as the Chairman of Spectrum Brands Holdings, Inc. (“Spectrum Brands”), a subsidiary of HRG, since July 2011, and as the interim Chairman of the board of directors of Spectrum Brands and as one of its directors since June 2010. Mr. Maura served as a Managing Director and Executive Vice President of Investments of HRG from October 2011 until November 2016. Prior to becoming Managing Director and Executive Vice President of Investments at HRG, Mr. Maura was a Vice President and Director of Investments of Harbinger Capital Partners, LLC (“Harbinger Capital”). Prior to joining Harbinger Capital in 2006, Mr. Maura was a Managing Director and Senior Research Analyst at First Albany Capital, where he focused on distressed debt and special situations, primarily in the consumer products and retail sectors. Prior to First Albany, Mr. Maura was a Director and Senior High Yield Research Analyst in Global High Yield Research at Merrill Lynch & Co. Mr. Maura was a Vice President and Senior Analyst in the High Yield Group at Wachovia Securities, where he covered various consumer product, service and retail companies. Mr. Maura began his career at ZPR Investment Management as a Financial Analyst. During the past five years, Mr. Maura has served on the board of directors of Russell Hobbs, Inc. (formerly Salton, Inc.), Applica Incorporated, and Ferrous Resources Ltd. Mr. Maura received a B.S. in Business Administration from Stetson University and is a CFA charterholder.
Joseph S. Steinberg, age 73, has served as Chairman of the Board of HRG since December 2014 and as a director of HRG since July 2014. Mr. Steinberg was appointed as the Chief Executive Officer of HRG effective as of April 14, 2017. Mr. Steinberg has also served as Chairman of the board of directors of Fidelity & Guaranty Life (“FGL”), a subsidiary of HRG, since March 2015 and has served on the board of directors of FGL and Spectrum Brands since February 2015 and March 2015, respectively. Mr. Steinberg is Chairman of the board of directors of Leucadia. He has served as a director of Leucadia since December 1978 and as President from January 1979 until March 1, 2013, when he became the Chairman of the Leucadia board of directors. Mr. Steinberg has served as Chairman of the board of directors of HomeFed Corporation (“HomeFed”) since 1999 and as a HomeFed director since 1998. Mr. Steinberg also serves on the board of directors of Crimson Wine Group, Ltd. Mr. Steinberg has served as a director of Jefferies since April 2008. Mr. Steinberg previously served as a director of Mueller Industries, Inc. from September 2011 to September 2012.
Class III Directors — Terms Expiring 2019
Frank Ianna, age 68, has served as a director of HRG since April 2013. Mr. Ianna served as director of Sprint Corporation from 2009 until August 2015. Mr. Ianna served as a director of Clearwire Corporation from November 2008 until June 2011 and as a director of Tellabs, Inc. from 2004 until 2013. Mr. Ianna served on the board of trustees of the Stevens Institute of Technology between 1997 and 2007 and as chairman of its subsidiary, Castle Point Holdings, Inc., between 2006 and 2007. Mr. Ianna has also served as a director of a number of private companies and non-profit organizations. Mr. Ianna retired from AT&T, Inc. in 2003 after a 31-year career serving in various executive positions, most recently as President of AT&T Network Services. Mr. Ianna serves as a consultant for McCreight & Company, a consulting company based in Connecticut. Mr. Ianna received his undergraduate degree from the Stevens Institute in Electrical Engineering in 1971 (BEEE), and his Master’s Degree from MIT in 1972 (MSEE) and completed the Program for Management Development (PMD), an Executive Education Program of the Harvard Business School in 1985.
Gerald Luterman, age 73, has served as a director of HRG since April 2013. Mr. Luterman has been a director of Florida Community Bank since January 2010. Mr. Luterman has served as a director of a number of public and private companies, as well as non-profit organizations. Mr. Luterman also served as Interim Chief Financial Officer of NRG Energy, Inc. (“NRG”) from November 2009 through May 2010. Mr. Luterman was Executive Vice President and Chief Financial Officer of KeySpan Corporation from August 1999 to September 2007. Mr. Luterman has more than 30 years of experience in senior financial positions with companies including American Express Company, Booz Allen & Hamilton, Inc., Xomox Corporation, a subsidiary of Emerson Electric Company and Arrow Electronics. Mr. Luterman also served as a director of NRG from April 2009 to 2014, IKON Office Solutions, Inc. from November 2003 until August 2008 and U.S. Shipping Partners L.P. from May 2006 until November 2009. Mr. Luterman previously qualified as a Canadian Chartered Accountant and graduated from McGill University in Montreal, earning a Bachelor of Commerce Degree in Economics in 1965 and an M.B.A. from Harvard Business School in 1969.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2017. KPMG has served as the Company’s independent registered public accounting firm since January 2011. Our Audit Committee considers KPMG to be well qualified.
Although stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by our Audit Committee and our Board. This proposal will be ratified if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, and a quorum is present. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its stockholders. We expect that a representative of KPMG will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires and to be available to answer appropriate questions.
To the Company’s knowledge, neither KPMG nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as the Company’s independent registered public accounting firm.
For information about the professional services rendered by KPMG to us for Fiscal 2016, please see the section of this Proxy Statement captioned “Principal Accountant Fees and Services.”
Vote Required
The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify our appointment of KPMG as our independent registered public accounting firm for Fiscal 2017.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Annual Meeting:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement for this meeting.”
This vote is advisory, and therefore nonbinding. In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement. Our Board and our Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
Required Vote
The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to approve, on an advisory basis, the compensation of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4
 ADVISORY VOTE ON THE FREQUENCY OF
A FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, in accordance with the requirements of the Dodd-Frank Act and the related rules of the SEC, we are including in this proxy statement a separate resolution to enable our stockholders to recommend, on an advisory and non-binding basis, whether a non-binding stockholder vote on executive compensation should occur every one, two or three years.
After careful consideration, our Board of Directors believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. We believe that this frequency is appropriate as a triennial vote and would provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of our Board of Directors. Please refer to “Communications with the Board” in this Proxy Statement for information about communicating with our Board.
The proxy card and the Internet and the telephone proxy submission procedures each provide stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove our Board’s recommendation.
Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, our Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to the resolution set forth below.
“Resolved, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed at the time.”
Required Vote
Generally, the affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to approve matters presented to the stockholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR, ON AN ADVISORY BASIS, THE OPTION OF “EVERY THREE YEARS” FOR HOLDING A FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION.
In the event that the option of “every three years” receives the most affirmative votes, such interval will be the frequency of a future advisory vote on executive compensation.

COMMUNICATIONS WITH OUR BOARD
We believe that communications between our Board, our stockholders and other interested parties are an important part of our corporate governance. Stockholders and other interested parties may communicate with our Board, our Audit Committee, our Compensation Committee, our NCG Committee, any individual director, or all non-management directors as a group, by mailing such communications to the following address: c/o Ehsan Zargar, Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary at HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022.
If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by our Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.
A summary of all relevant communications that are received after the last meeting of the full Board, or of non-management directors, and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.
Stockholders and other interested parties who have concerns or complaints relating to accounting, internal accounting controls or other matters may contact the Audit Committee by writing to the following address:
HRG Group, Inc.
Attention: Audit Committee Chair
450 Park Avenue, 29th Floor
New York, New York 10022
All communications will be handled in a confidential manner, to the extent practicable and permitted by law. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

EXECUTIVE OFFICERS
The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Proxy Statement. All officers of the Company serve at the discretion of the Board.

Name	Age	Position
Joseph S. Steinberg*	73	Chief Executive Officer and Chairman of the Board
Ehsan Zargar	40	Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary
George C. Nicholson	58	Senior Vice President, Chief Accounting Officer and Chief Financial Officer
*    For biographical information see “Proposal 1 — Election of Directors” above.
Ehsan Zargar, age 40, has served as Executive Vice President and Chief Operating Officer of HRG effective as of January 2017, as General Counsel since April 2015, and as Corporate Secretary since February 2012. Mr. Zargar is responsible for leading and carrying out the Company’s strategic and tactical initiatives, including M&A and capital raising activities. Mr. Zargar is also responsible for providing the Company’s Board and senior management with advice on the Company’s strategies and for their implementation. In addition, Mr. Zargar is responsible for overseeing the Company’s legal and risk management function. Mr. Zargar joined the Company in June 2011 as a member of the legal department and since then has served in positions of increasing responsibility. Prior to HRG, Mr. Zargar worked in the New York office of Paul, Weiss, Rifkind, Wharton & Garrison LLP from November 2006 to June 2011, where he worked on a range of capital markets and securities transactions and public and private M&A transactions and other corporate governance and securities laws matters. Prior to that, Mr. Zargar practiced law at another major law firm focusing on general corporate matters. Mr. Zargar received a law degree from Faculty of Law at University of Toronto and a B.A. from the University of Toronto.
George C. Nicholson, age 58, has served as Senior Vice President and Chief Accounting Officer of HRG since November 2015. On January 20, 2017, Mr. Nicholson was appointed as Chief Financial Officer of the Company. Mr. Nicholson served as Acting Chief Financial Officer from January 4, 2016 to January 20, 2017. Mr. Nicholson also serves as a director and Senior Vice President, Chief Accounting Officer and Chief Financial Officer of NZCH Corporation, a subsidiary of HRG. Previously, Mr. Nicholson was employed by HGI Asset Management Holdings, LLC, a subsidiary of HRG, from May 2013 to November 2015. Mr. Nicholson served as Vice President and Controller of Fidelity & Guaranty Life Insurance Company, a subsidiary of FGL (“FGL Insurance”), from August 2007 through May 2013. Prior to joining FGL Insurance, Mr. Nicholson served as Chief Accounting Officer of Capital Bank Corporation from September 2005 to August 2007 and previously held executive positions at Nationwide Mutual Insurance Company and London Pacific Life & Annuity Company. Mr. Nicholson spent 10 years with

Ernst & Young ending as a Senior Manager specializing in the energy and financial services industry. Mr. Nicholson is a Certified Public Accountant and holds an M.B.A. degree from the University of Kentucky and a B.B.A. degree from Eastern Kentucky University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our Common Stock and securities convertible into shares of Common Stock (together with the Common Stock, “Subject Shares”), to file with the SEC initial reports of ownership and reports of changes in ownership of Subject Shares. Directors, officers and greater than 10% beneficial owners of the Subject Shares are required by the SEC’s regulations to furnish us with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the reports filed with the SEC, we believe that these persons have complied with all applicable filing requirements during Fiscal 2016.

PERFORMANCE GRAPH
Set forth below is a line-graph presentation comparing the cumulative stockholder return on our common stock against cumulative total returns of the following: (a) the Russell 2000 and (b) a peer group of companies consisting of Leucadia, Carlisle Companies Inc., Apollo Global Management, LLC and Standex International Corp. The performance graph shows the total return on an investment of $100 for the period beginning September 30, 2011 and ending September 30, 2016. The Company believes that the peer group of companies provides a reasonable basis for comparing total stockholder returns. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns. The graph and related data were furnished by Research Data Group, Inc.
Comparison of 5 Year Cumulative Total Return*
Among HRG Group, Inc., the Russell 2000 Index, and a Peer Group

CORPORATE GOVERNANCE
In accordance with the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), a majority of our Board is comprised of independent directors and we have an Audit Committee (“Audit Committee”), a Compensation Committee (“Compensation Committee”) and a Nominating and Corporate Governance Committee (“NCG Committee”), each of which have written charters addressing each such committee’s purpose and responsibilities and are comprised entirely of independent directors.

Corporate Governance Guidelines and Code of Ethics and Business Conduct
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision making both at our Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, our Board and Board committee composition and responsibilities, director qualifications standards and selection of the Chairman of our Board and our Chief Executive Officer.
Our Board has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees and a Code of Ethics for Chief Executive and Senior Financial Officers to provide guidance to all of our directors, officers and employees, including our principal executive officer, principal accounting officer or controller or persons performing similar functions. Our Board has adopted a corporate governance policy prohibiting our directors and executive officers from (i) hedging the economic risk associated with the ownership of our Common Stock, or (ii) pledging our Common Stock, after the date the policy was adopted, unless, in each case, first pre-approved by our General Counsel. Our Board has also adopted an equity retention policy for the Company’s senior management and our non-executive Directors.
Director Independence
Our Board has determined that Messrs. Glovier, Ianna, Luterman, and McKnight, each a non-management director, qualify as independent directors under our Corporate Governance Guidelines and the NYSE Rules. Under our Corporate Governance Guidelines and the NYSE Rules, no director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with HRG. Based upon information requested from and provided by each director concerning their background, employment and affiliations, our Board has determined that each of the independent directors named above has no material relationship with HRG, nor has any such person entered into any material transactions or arrangements with HRG or its subsidiaries, and is therefore independent under the NYSE Rules. In making such determination, our Board considered a variety of factors, including certain ordinary course of business transactions from time to time between us and certain entities affiliated with non-management directors, and determined that our non-management directors qualify as independent directors under our Corporate Governance Guidelines and the NYSE Rules.
Meetings of Independent Directors
We generally hold executive sessions at each Board and committee meeting. The Chairman of the Board presides over executive sessions of the entire Board and the chairman of each committee presides over the executive session of that committee.
Board Structure and Risk Oversight
Mr. Steinberg serves as the Chairman of our Board and as our Chief Executive Officer. Mr. Steinberg is responsible for overseeing the day-to-day activities of the Company, including M&A activity and overall business strategy for the Company and its subsidiaries. Given the structure and business strategy of our Company, our Board believes that it is in the best interest of the Company for Mr. Steinberg to concurrently serve as Chief Executive Officer and Chairman of the Board.
Our management is responsible for understanding and managing the risks that we face in our business, and our Board is responsible for overseeing management’s overall approach to risk management. Our Board receives, reviews and discusses reports on the operations of our businesses from members of management and members of management of our subsidiaries as appropriate. Our Board also fulfills its oversight role through the operations of our NCG Committee, Audit Committee and Compensation Committee. Our Audit Committee is responsible for oversight of corporate finance and financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. Our Compensation Committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments of our compensation policies and practices. Our NCG Committee is responsible for assisting our Board with reviewing and making recommendations to our Board regarding our overall corporate governance, including board and committee composition, board nominees, size and structure and director independence, our corporate governance profile and ratings, and our political participation and contributions.
Governance Documents Availability
We have posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors, Officers and Employees, Code of Ethics for Chief Executive and Senior Financial Officers, Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on our website under the heading “Corporate Governance” at www.HRGgroup.com. We intend to disclose any amendments to, and, if applicable, any waivers of, these governance documents on that section of our website. These governance documents are also available in print without charge to any stockholder of record that makes a written request to HRG. Inquiries must be directed to the Investor Relations Department at HRG Group, Inc., 450 Park Avenue, 29th floor, New York, New York 10022.

INFORMATION ABOUT COMMITTEES OF OUR BOARD
Our Audit Committee, Compensation Committee and NCG Committee were our Board’s standing committees during Fiscal 2016. Our Board held 25 meetings during Fiscal 2016. In addition, a special committee of the independent directors of our Board operated on an ad hoc basis during Fiscal 2016.
Audit Committee
As of the date hereof, our Audit Committee is composed of Messrs. Luterman (Chairman), Glovier and Ianna. Our Board determined that all members of our Audit Committee qualify as independent under applicable SEC rules (including Exchange Act Rule 10A-3), NYSE Rules and the Company’s Corporate Governance Guidelines. Messrs. Luterman and Ianna also qualify as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. Messrs. Luterman and Ianna were members of the Audit Committee for the entirety of Fiscal 2016. Mr. Glovier was appointed as a member of our Audit Committee in August 2016 and Mr. Davis, a former HRG director, served as a member of our Audit Committee until August 2016. Our Audit Committee held five meetings during Fiscal 2016.
Our Audit Committee has been delegated the authority to, among other things, (i) appoint and replace the independent auditor; (ii) determine the compensation and oversight of the independent auditor; (iii) pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor; (iv) provide oversight with respect to the Company’s internal control and procedures; and (v) prepare any reports required by law to be prepared by the Audit Committee. Our Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”
Compensation Committee
As of the date hereof, our Compensation Committee is composed of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight. Messrs. Ianna, Glovier and Luterman were members of the Compensation Committee for the entirety of Fiscal 2016. Mr. Steinberg served as a member of our Compensation Committee until he was appointed as Chief Executive Officer of HRG in April 2017. Mr. McKnight was appointed as a member of our Compensation Committee on July 21, 2016, and Mr. Davis, a former HRG director, served as a member of our Compensation Committee until August 2016. Our Board determined that all members of our Compensation Committee qualify as independent under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. Our Compensation Committee held ten meetings during Fiscal 2016.
Our Compensation Committee has been delegated the authority to, among other things, (i) review and recommend to our Board corporate goals and objectives relevant to our executive officer compensation and recommend to our Board the compensation level of our executive officers; (ii) make recommendations to our Board with respect to executive officer compensation and benefits, including incentive-compensation and equity-based plans for executive officers; (iii) review and recommend to our Board any employment agreements or severance or termination arrangements to be made with any of our executive officers; and (iv) review and discuss with management our compensation discussion and analysis disclosure and compensation committee reports in order to comply with our public reporting requirements. Our Compensation Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”
NCG Committee
As of the date hereof, our NCG Committee is composed of Messrs. Ianna (Chairman), Glovier, Luterman and McKnight. Messrs. Ianna, Glovier and Luterman were members of the NCG Committee for the entirety of Fiscal 2016. Mr. Steinberg served as a member of our NCG Committee until he was appointed as Chief Executive Officer of HRG in April 2017. Mr. McKnight was appointed as a member of our NCG Committee on July 21, 2016 and Mr. Davis, a former HRG director, served as a member of our NCG Committee until August 2016. Our Board determined that all members of our NCG Committee qualify as independent under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. Our NCG Committee held two meetings during Fiscal 2016.
Our NCG Committee has been delegated the authority to, among other things, (i) develop and recommend to our Board for approval the criteria for Board membership and identify individuals qualified to become members of our Board; (ii) as directed by our Board from time to time, either select or recommend to our Board for selection director nominees for the next annual meeting of stockholders or to fill vacancies on our Board; (iii) assist the Board in determining whether individual directors have material relationships with our Company that may interfere with their independence; and (iv) develop, review and assess at least annually the adequacy of the Company’s corporate governance principles and guidelines, the Board’s and management’s review of the Company’s risk oversight process, and make recommendations to the Board as the NCG Committee deems appropriate. Our NCG Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our Board, which can be viewed on our website, www.HRGgroup.com, under the heading “Corporate Governance.”

AUDIT COMMITTEE REPORT
The information contained in this proxy statement shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
Our Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed on our website, www.HRGgroup.com, under “Corporate Governance.”
Our Audit Committee Charter adopted by the Board incorporates requirements mandated by Sarbanes-Oxley and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.
Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and for auditing the Company’s internal control over financial reporting and issuing their reports thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, our Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for Fiscal 2016, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting. Our Audit Committee has discussed with KPMG the matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard Nos. 16 (Communication with Audit Committees) and 18 (Related Parties). In addition, KPMG has provided our Audit Committee with the written disclosures required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee has discussed with KPMG any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors did not impair their independence.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited consolidated financial statements for the fiscal year ended September 30, 2016 be included in our 2016 Annual Report filed with the SEC. The Audit Committee also recommended to the Board of Directors that KPMG be appointed as our independent registered public accounting firm for Fiscal 2017.
AUDIT COMMITTEE
Mr. Gerald Luterman (Chairman)
Mr. Frank Ianna
Mr. Curtis Glovier

COMPENSATION DISCUSSION AND ANALYSIS
This section provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation program. The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in Fiscal 2016, the fiscal year ended September 30, 2015 (“Fiscal 2015”) and the fiscal year ended September 30, 2014 (“Fiscal 2014”) for the following individuals (each a “named executive officer” for all or a portion of Fiscal 2016):

•	Omar M. Asali, a former Director, our former President and Chief Executive Officer;

•	David M. Maura, a Director and our former Managing Director and Executive Vice President of Investments;

•	George C. Nicholson, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer; and

•	Thomas A. Williams, our former Executive Vice President and Chief Financial Officer.
As previously disclosed, Mr. William’s employment with the Company ceased on January 1, 2016, which was prior to the completion of Fiscal 2016; Mr. Maura’s employment with the Company ceased on November 28, 2016, which was after the completion of Fiscal 2016; and Mr. Asali’s employment with the Company ceased on April 14, 2017, which was after the completion of Fiscal 2016.
Executive Summary
Highlights for Fiscal 2016
During Fiscal 2016, we executed on a number of strategic initiatives, including:

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At HRG, during Fiscal 2016 we increased our “Net Asset Value” (as defined below) from both the beginning of Fiscal 2016 and the end of Fiscal 2014, which are discussed further below. We believe that Net Asset Value is a good proxy for creation of value for the Company and its stockholders.

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At HRG, simplifying our corporate structure by selling our remaining interest in Compass Production Partners, L.P. (“Compass”), selling our remaining 51.0% interest in CorAmerica Capital, LLC (“CorAmerica”), winding down the operations of Energy & Infrastructure Capital, LLC and progressing the wind down of Salus.

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At Spectrum Brands, refinancing a portion of its indebtedness to extend maturities and reduce borrowing costs by issuing €425.0 million aggregate principal amount of 4.00% notes due 2026 and using the proceeds to repay a portion of the amounts outstanding on the 6.375% notes due 2020 and amending its credit agreement.

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At Spectrum Brands, integrating the recent acquisition of the Global Auto Care business and realizing synergies through a series of initiatives to consolidate certain operations and reduce operating costs, including the exit of certain facilities.

•	At FGL, continuing to pursue the closing of the merger with Anbang Insurance Group Co., Ltd. and FGL.

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At Salus, recovering $45.4 million on the loan to a significant borrower in default, exceeding the previous estimate of recovery and reversing $18.0 million of previously recorded allowance for bad debt.

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At HGI Energy, completing the sale of the Holly, Waskom and Danville assets for a total cash consideration of $153.4 million and using the proceeds primarily to reduce Compass’ borrowings under its credit facility.

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At HGI Energy, completing the sale of our equity interests in Compass to a third party for a cash purchase price of $145.0 million with the proceeds received reduced by the outstanding balance of Compass’ existing credit facility of $125.2 million.

The foregoing is a highlight summary of only certain of HRG’s performance measures as of the end of Fiscal 2016. For a more complete understanding and evaluation of the business and financial results of the Company and its subsidiaries, you are encouraged to read the Company’s other reports filed with the SEC.
Summary of Sound Governance Features of our Compensation Programs for Fiscal 2016
Listed below are some of the Company’s more significant practices and policies that were in effect during Fiscal 2016, which were adopted to drive performance and to align our executives’ interests with those of our stockholders. Our compensation programs, practices and policies are reviewed and re-evaluated periodically, and are subject to change from time to time and at any time.
What We Did For Fiscal 2016

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Pay for Performance Philosophy: We designed our Fiscal 2016 executive compensation programs to pay for performance and a significant portion of our executives’ compensation was not guaranteed. Target compensation was established for our executive officers at the beginning of Fiscal 2016 by our Compensation Committee and our named executive officers had an opportunity to earn actual compensation that varied from target, based on achievement against pre-established performance targets. The variable component of our compensation program was designed to reward performance and contribution to our corporate and financial objectives.

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Independent Executive Compensation Consultants: During Fiscal 2016, our Compensation Committee worked with Hodak Value Advisors (“Hodak”), its independent executive compensation consultant, and separate outside counsel, as it determined appropriate.

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Mitigation of Undue Risk: Our Fiscal 2016 compensation program had provisions to mitigate undue risk, including mechanisms that were designed to be partially subject to forfeiture (see “Clawback Policy,” “Malus Provision” and “Subsequent Events After Fiscal 2016 Year End” below) and related target performance for Fiscal 2016 to past performance.

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Clawback Policy: Our equity awards allow the Company to recover payouts in the event that recoupment is required by applicable law (including pursuant to Sarbanes-Oxley and the Dodd-Frank Wall Street Reform and Consumer Protection Act) or a participant receives for any reason any amount in excess of what should have been received (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error).

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Malus Provision: Our Fiscal 2016 annual bonus program provided for an automatic deferral of payouts in excess of two times the target bonus pool and deferred cash compensation from prior years was subject to reduction if the Company did not meet certain specified performance criteria in Fiscal 2016. For Fiscal 2016, the Company satisfied the applicable performance criteria and, as a result the Malus provisions of our 2016 annual bonus program were not applicable (see “How We Determine Each Element of Compensation” and “Subsequent Events After Fiscal 2016 Year End”).

•	Negative Discretion and Other Reductions: Our Fiscal 2016 annual bonus program provided our Compensation Committee with the right to exercise negative discretion to reduce awards under the bonus plan.

•	Award Caps: Amounts that could be earned under our Fiscal 2016 annual bonus program by any individual were capped at $20 million per year (“Award Cap”).

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Equity Retention: We maintain an equity retention policy for senior management, requiring each member of senior management to retain ownership of at least 25% of his or her covered shares, net of taxes and transaction costs, until the earlier of (i) the date of such senior management member’s termination of employment with the Company or (ii) the date such person is no longer a member of senior management.

What We Did Not Do for Fiscal 2016

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No 280G or Section 409A Excise Tax Gross-Ups: We do not provide “gross-ups” for any taxes imposed with respect to Section 280G (change of control) or Section 409A (nonqualified deferred compensation) of the Code.

•	No Pensions or Supplemental Pensions: Our named executive officers are not provided with pension or supplemental executive retirement plans.

•	No Single-Trigger Equity Acceleration: In Fiscal 2016, we did not provide our named executive officers “single-trigger” equity vesting upon a change of control of the Company.

•	No Repricing of Underwater Stock Options without Stockholder Approval: We do not lower the exercise price of any outstanding stock options, unless stockholders approve this.

•	No Discounted Stock Options: The exercise price of our stock options is not less than 100% of the fair market value of our Common Stock on the date of grant.

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No Unauthorized Hedging or Pledging: Our Board has adopted a corporate governance policy prohibiting our directors and executive officers from (i) hedging the economic risk associated with the ownership of our Common Stock and (ii) pledging our Common Stock, unless, in each case, first pre-approved by our General Counsel.

Compensation Philosophy and General Objectives
For Fiscal 2016, our executive compensation philosophy was focused on pay for performance and was designed to reflect appropriate governance practices aligned with the needs of our business. We granted target levels of compensation that were designed to attract and retain employees who are able to meaningfully contribute to our success. Our Compensation Committee considered several factors in designing target levels of compensation, including, but not limited to, historical levels of pay for each executive, actual turnover in the executive ranks, market data on the compensation of executive officers at similar companies, and its judgment about retention risk with regards to each executive relative to their importance to the Company. In reviewing market data, our Compensation Committee reviewed the total compensation of executives in the same or similar positions in an appropriate market comparison group, which includes business development or private equity companies, adjusting the total compensation observed at these peers for their size relative to the Company. The peer group consisted of the same seventeen companies from Fiscal 2015: American Capital, Ltd., Apollo Global Management, LLC, Blackstone Group LP,

Capital Southwest Corp, Carlyle Group, Compass Diversified Holdings, Harris & Harris Group, Hercules Tech Growth Cap, Icahn Enterprises, KKR, Kohlberg Capital Corp, Leucadia, Loews Corp, Main Street Capital Corp, MCG Capital Corp, Safeguard Scientifics Inc. and Triangle Capital Corp. The Compensation Committee does not use market data to target specific components of total compensation, such as salary or bonuses, and instead determines the target total level of compensation necessary to be competitive for each executive in the relevant market for that executive’s talent.
Components of Executive Compensation
Our Fiscal 2016 compensation program generally had three basic elements: salary, incentive compensation and other benefits. Salary and benefits are designed to aid in the retention of our employees. Incentive compensation generally consists of bonuses for individual and company performance, and may be awarded as cash or equity. Equity awards will typically be vested over a period of years to enhance both retention and alignment of interests.
We believe that the various components of our executive compensation program are effective in attracting and retaining our employees and providing a strong alignment of their interests with those of our stockholders. Although each element of compensation described below is considered separately, our Compensation Committee makes its determinations regarding each individual component of the compensation program in the context of the aggregate effect on total compensation for each named executive officer.
The principal elements of compensation for our named executive officers in Fiscal 2016 were:

•	base salary;

•	variable compensation potential consisting of cash and equity payouts; and

•	limited benefits.
How We Determine Each Element of Compensation
Role of Our Compensation Committee and Compensation Consultants
Our Compensation Committee is responsible for our executive compensation program design and administration, including a regular review of our compensation programs and evaluation of management performance and awards consistent with our bonus plan. In Fiscal 2016, our Compensation Committee was advised by Hodak, its independent executive compensation firm, and separate outside counsel, as it deemed appropriate.
In light of SEC rules and NYSE Rules, our Compensation Committee considered the independence of its compensation consultant, including assessment of the following factors: (i) other services provided to the Company by the consultant; (ii) fees paid as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of our Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee has concluded that no conflict of interest exists that would prevent our compensation consultant from independently representing our Compensation Committee.
Base Salary
The base salary of our named executive officers is intended to provide a level of fixed compensation that contributes to the attraction or retention of our named executive officers. For Fiscal 2016, our Compensation Committee determined that the base salaries provided to our named executive officers represented an appropriate level of fixed compensation relative to each such named executive officer’s respective target total compensation, which varies by position in accordance with each such executive officer’s job responsibilities and contributions to our Company.
Annual Bonus Plan
For Fiscal 2016, Messrs. Asali and Maura were eligible to participate in the bonus plan established by the Compensation Committee (the “2016 Bonus Plan”). The 2016 Bonus Plan provided for annual bonuses to be comprised of two components. The first component was an individual bonus (the “individual bonus”) based on the achievement of personal performance goals and the second component was a corporate bonus (the “corporate bonus”) based on the achievement of corporate performance measured in terms of the change in the Company’s “Net Asset Value” (as defined below) from the beginning of the Company’s fiscal year to the end of the Company’s fiscal year end (“NAV Return”), in excess of a threshold NAV Return, which for Fiscal 2016 was set at $230.7 million (the “Fiscal 2016 Threshold NAV Return”), which represented a seven percent (7%) increase from the Company’s NAV in Fiscal 2014. Because the Company’s NAV Return was negative in Fiscal 2015, the 2016 Bonus Plan required that the NAV Return exceed the Company’s NAV Return for Fiscal 2014. In Fiscal 2016, the Company produced a NAV Return of $663.8 million. The 2016 Bonus Plan provided that 12% of the excess of the NAV Return for Fiscal 2016 over the Fiscal 2014 NAV Return would be allocated to fund the corporate bonus pool for bonuses to Mr. Asali, Mr. Maura and certain other key employees. For Messrs. Asali and Maura, for Fiscal 2016, 85% of their target annual bonus was the corporate bonus (based on NAV Return) and 15% was the individual bonus based on performance of individual goals. The performance goals for the individual bonus were determined by our Compensation Committee on an individual basis. Participants could earn between 0 and 200% of their individual target bonus based on achievement of the individual performance goals.
NAV Return is believed to be a good proxy for creation of value for the Company and its stockholders because it encourages, among other things, the generation of cash flow by the Company’s subsidiaries and transactions resulting in appreciation of the assets of the Company and its subsidiaries. If in Fiscal 2016, the Company had not produced a NAV Return greater than $230.7 million, no corporate bonuses would have been earned.
For the purpose of the foregoing calculation, the Company’s “Net Asset Value” is generally calculated by (i) starting with the value of the Company’s “Net Asset Value,” as such term is defined in the Company’s Certificate of Designation of Series A Participating Convertible Preferred Stock of the Company dated as of May 12, 2011 (the “Preferred Stock Certificate”), (ii) then subtracting from such amount the Company’s deferred tax liabilities, (iii) then adding to such amount the Company’s capital contributions to fund start-up businesses, which is subject to a $20 million cap, (iv) then adding to such amount the Company’s deferred financing costs, (v) then adding to such amount the value of the Company’s assets that have not been appraised, which is subject to a $50 million cap, (vi) then eliminating the effect of any increase in legacy liabilities associated with our predecessor entity, Zapata Corporation and its subsidiaries, (vii) then adding to such amount expenses incurred in connection with completing any acquisitions by the Company within the past twelve months, and (viii) excluding any accretion on preferred stock (calculated in the manner contained in the Preferred Stock Certificate).
For Fiscal 2016, our Compensation Committee established only objective performance goals for Mr. Asali’s individual bonus, which were (i) receipt of $51 million of dividends and other sources of cash, (ii) identify two companies that are undervalued with attractive financial or strategic characteristics that meet or exceed investment committee criteria, and (iii) meet or exceed all debt covenants.
For Fiscal 2016, our Compensation Committee established only objective performance goals for Mr. Maura’s individual bonus, which were (i) Spectrum Brands’ achievement of $925 million of adjusted EBITDA (as defined below), (ii) Spectrum Brands’ achievement of $500 million of adjusted free cash flow and (iii) receipt of $45 million of dividends by the Company from Spectrum Brands. For the purposes of Mr. Maura’s performance measure, “adjusted EBITDA” was defined as reported operating income plus certain defined add-backs for depreciation, amortization, acquisition, integration and restructuring related charges.
Based on the strong corporate and individual performance during Fiscal 2016, Messrs. Asali and Maura each would have been eligible to receive a bonus at approximately the Award Cap under the 2016 Bonus Plan. Notwithstanding the foregoing, as further described below in the Section titled “Subsequent Events After Fiscal 2016 Year End”, in connection with certain changes in the strategic objectives and direction of the Company, the Company and Messrs. Asali and Maura mutually agreed in November 2016 to enter into alternative arrangements with the Company. As a result, instead of compensation pursuant to the 2016 Bonus Plan, Messrs. Asali and Maura received compensation for Fiscal 2016 pursuant to such arrangements. For further details on the bonus amounts paid to Messrs. Asali and Maura for Fiscal 2016, see the section titled “Subsequent Events After Fiscal 2016 Year End” and the “Summary Compensation Table”.
Mr. Nicholson did not participate in the 2016 Bonus Plan, but instead, pursuant to his employment agreement with the Company was eligible to receive a bonus target amount equal to $275,000, subject to his achievement of performance goals.
Mr. Williams did not participate in the 2016 Bonus Plan given that his employment with the Company ceased prior to the end of Fiscal 2016.
Initial Long Term Equity Grant
Historically, we grant service-based initial long term equity to our named executive officers when our Compensation Committee or Board determines that it would be to the advantage and in the best interests of the Company and its stockholders to grant such equity, as an inducement to enter into or remain in the employ of the Company or as an incentive for increased efforts during such employment. No initial long term equity grants were made to our named executive officers in Fiscal 2016.
Benefits
During Fiscal 2016, we provided our named executive officers with standard medical, dental, vision, disability and life insurance benefits available to employees generally.
We limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In this regard, our named executive officers are eligible to participate in a flexible perquisite account under our FlexNet Program, which permits them to be reimbursed for certain eligible personal expenses, up to a per year cap of $50,000 for Messrs. Asali, Maura and Williams and $25,000 for Mr. Nicholson. Eligible expenses include, but are not limited to, reimbursement for tax preparation, legal services, education programs, health and wellness programs, technology and personal computers, wills and estate planning services and transportation services. Participants are responsible for payment of taxes on FlexNet payments. Reimbursements, at participants’ elections, can be net of taxes and/or include an estimated tax payment, subject to the annual maximum reimbursement cap. Further, we may provide from time to time in our discretion reimbursement for other employment related expenses. The perquisites provided to the named executive officers are quantified in the Summary Compensation Table below.
We sponsor a 401(k) Retirement Savings Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. In Fiscal 2016 we made discretionary matching contributions of up to 5% of eligible compensation.
HRG Subsidiary Fees
During Fiscal 2016, certain of our employees provided certain services to certain of our subsidiaries and were compensated for such services during Fiscal 2016. At the discretion of our Compensation Committee, compensation such persons are otherwise entitled to receive from the Company may be reduced by all, none or a portion of the compensation received from our subsidiaries. During Fiscal 2016, Mr. Asali received director fees from Spectrum Brands and FGL in the form of equity, which was valued by our Compensation Committee at $383,092 and compensation that Mr. Asali was entitled to receive from HRG in Fiscal 2016 was reduced by such amount. On January 20, 2016, Mr. Maura and the Company entered into a Subsidiary Service Agreement (the “Services Agreement”). Separately, on January 20, 2016, Mr. Maura and Spectrum Brands entered into an employment agreement (“SPB Agreement”). Pursuant to the SPB Agreement, in addition to Mr. Maura’s continuing role as an employee and director of the Company, Mr. Maura also serves as the Executive Chairman of the board of directors of Spectrum Brands. Pursuant to the Services Agreement, the Company and Mr. Maura agreed to reduce certain compensation that Mr. Maura has received or will receive from the Company by compensation that Mr. Maura has received or will receive from Spectrum Brands in the future. In connection with entering into the SPB Agreement, in February 2016, Spectrum Brands granted to Mr. Maura fully vested shares of Spectrum Brands common stock valued at $6,000,000 on the date of the grant (the “Initial Equity Grant”). Mr. Maura’s Fiscal 2016 compensation from HRG was reduced by the Initial Equity Grant and by (i) an annual bonus granted by Spectrum Brands to Mr. Maura valued at $1,243,312, (ii) an annual equity award granted by Spectrum Brands to Mr. Maura valued at $3,000,000 (iii) an equity award granted by Spectrum Brands to Mr. Maura valued at $4,500,000 and (iv) the director fees granted by Spectrum Brands to Mr. Maura valued at $101,607. For further details, see the Spectrum Brands Definitive Proxy Statement filed on December 21, 2016. In addition, pursuant to the Services Agreement, Mr. Maura no longer receives a base salary from the Company while he receives a base salary from Spectrum Brands, and as of April 20, 2016, no longer participated in the Company’s benefit plans (except for the Company’s FlexNet program). The Subsidiary Services Agreement was terminated in connection with the Maura Separation and Release Agreement (as defined below) because Mr. Maura became a full time employee of Spectrum Brands.
Risk Review
Our Compensation Committee reviewed, analyzed and discussed the incentives created by our 2016 Bonus Plan. Our Compensation Committee does not believe that any aspect of our 2016 Bonus Plan encouraged our named executive officers to take unnecessary or excessive risks. Our 2016 Bonus Plan had provisions to mitigate undue risk, including clawbacks and the use of negative discretion.
Compensation in Connection with Termination of Employment and Change-In-Control
In determining our employees’ compensation packages, our Compensation Committee recognizes that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally have been designed to achieve our goal of attracting highly qualified executive talent. During Fiscal 2016, Messrs. Asali, Maura and Nicholson had employment agreements which provided for termination compensation in the form of payment of bonuses and salary and benefit continuation ranging from six to twenty-four months following involuntary termination of employment. During Fiscal 2016, our compensation programs did not provide for any “golden parachute” tax gross-ups to any named executive officer. During Fiscal 2016, we also did not provide any of our named executive officers any “single-trigger” payments due to the occurrence of a change of control of the Company.
In connection with the termination of Mr. Williams’ employment on January 1, 2016, and pursuant to the Retention and Release Agreement, dated August 6, 2015 between the Company and Mr. Williams, Mr. Williams received certain payments and benefits upon his termination of employment, as described under the heading “Compensation and Benefits - Summary Compensation Table.”
In addition, as described more fully under the Section titled “Subsequent Events After Fiscal 2016 Year End”, the Company entered into a transition agreement with Mr. Asali and a separation agreement with Mr. Maura in November 2016 that, among other things, provides Messrs. Asali and Maura with certain payments upon termination of employment.
You can find additional information regarding our practices in providing compensation in connection with termination of employment to our named executive officers under the heading “Payments Upon Termination and Change of Control” below.

Impact of Tax Considerations
With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation are generally exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m). In structuring the compensation for our named executive officers our Compensation Committee will review a variety of factors including the deductibility of such compensation under Section 162(m), to the extent applicable. However, this is not the driving or most influential factor. Our Compensation Committee has approved, and is expected to approve in the future, non-deductible compensation arrangements and specifically reserves the right to do so.
Advisory Vote on Executive Compensation
Our Compensation Committee and our Board considered the results of our stockholder vote regarding the non-binding resolution on executive compensation presented at the 2014 Annual Meeting, where 91.16% of votes cast approved the compensation program described in the Company’s proxy statement for the 2014 Annual Meeting. Our Compensation Committee and our Board have continued to maintain a generally similar compensation philosophy.
At the 2014 Annual Meeting, a majority of our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our named executive officers every three years. Our Board believed that this frequency is appropriate as a triennial vote would provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results and to put in place any changes to the Company’s compensation program as a result of such discussions, if necessary. The next stockholder advisory (non-binding) vote on executive compensation as well as a vote on the frequency of the say-on-pay vote will be held at our upcoming 2017 Annual Meeting of Stockholders.
Significant Events after Fiscal 2016
This section will provide you with a brief review of certain significant events that have occurred since the end of Fiscal 2016. This section, however, is not a summary of all of the material compensation decisions made with respect to our named executive officers for Fiscal 2016, which will be summarized in next year’s report.
Subsequent Events After Fiscal 2016 Year End
As described further below, following the completion of Fiscal 2016, the Company entered into a Transition Agreement with Mr. Asali and a Separation and Release Agreement with Mr. Maura. Mr. Asali’s employment with the Company ceased on April 14, 2017 and Mr. Maura’s employment with the Company ceased on November 29, 2016. In connection with the foregoing and certain changes in the strategic objectives and direction of the Company, the Company, in consultation with the Compensation Committee and its compensation advisors, determined that for Fiscal 2017 and thereafter, compensation arrangements will no longer be based on the NAV Return of the Company and the NAV bonus plan was terminated effective as of September 30, 2016. In January 2017, the Company also entered into retention agreements with its remaining executives (other than Mr. Asali and Mr. Maura) that specify the potential amounts of bonus payments for Fiscal 2017. For more information see “Nicholson Retention Letter” below. On April 14, 2017, Mr. Joseph S. Steinberg, the Chairman of the Board of Directors of the Company, was appointed to the additional position of Chief Executive Officer of the Company. Mr. Steinberg has not received compensation for his service as the Company’s Chief Executive Officer. On March 22, 2017, the Company also appointed Mr. Ehsan Zargar, effective as of January 1, 2017, as Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of the Company.
Asali Transition Agreement
On November 17, 2016, the Company announced that Mr. Asali plans to leave the Company. As discussed elsewhere herein, Mr. Asali’s employment with the Company ended on April 14, 2017. In connection with the foregoing, on November 17, 2016, the Company and Mr. Asali entered into a Transition Agreement (the “Asali Transition Agreement”). The Asali Transition Agreement also provided that Mr. Asali would receive from the Company (i) for Fiscal 2016, a bonus of $8,000,000 in cash and (ii) for Fiscal 2017, a bonus for $3,000,000 in cash, on the earlier of March 31, 2017 and the date on which the Company announces that it has entered into definitive documentation which, if the transactions contemplated thereby were consummated, would result in a sale, merger, change in control or other strategic transaction of or involving the Company and substantially all of its assets (such a transaction, a “Transaction”, and such date, an “Announcement Date”). Pursuant to the terms of the Asali Transition Agreement, Mr. Asali was paid both of the aforementioned payments. In addition, Mr. Asali was also eligible to receive an additional payment of $3,000,000 (or such higher amount as determined by the Board) under certain circumstances; such payment was not made pursuant to the terms of the Asali Transition Agreement. Mr. Asali’s employment ended on April 14, 2017. Mr. Asali also received payment of his base salary and any unpaid vacation time and unreimbursed business expenses through the date his employment ended. In addition, Mr. Asali’s options and restricted stock awards, which were scheduled to vest and settle on November 29, 2016, vested and settled on November 29, 2016 and his options and restricted stock, which were scheduled to vest and settle in November 29, 2017, vested and settled on March 31, 2017.
Mr. Asali remains subject to certain non-solicitation restrictions of the Company’s employees for 18 months post-termination of employment and confidentiality provisions indefinitely. The Asali Transition Agreement also contains a customary mutual release of claims.
Maura Separation and Release Agreement
On November 28, 2016, the Company and Mr. Maura, entered into a Separation and Release Agreement (the “Maura Separation and Release Agreement”) pursuant to which Mr. Maura resigned his employment with the Company effective November 29, 2016, but will continue to serve as the Executive Chairman of Spectrum Brands and as a member of the Company’s Board of Directors. The Services Agreement was terminated in connection with the Maura Separation and Release Agreement.
In connection with the foregoing, Mr. Maura received a lump sum cash payment of $500,000 and will receive COBRA reimbursement for a period of up to 12 months. In addition, Mr. Maura’s 48,408 unvested options and 110,212 remaining shares of unvested restricted stock that were each awarded prior to November 28, 2016 fully vested, but shall be exercisable/settled on November 29, 2017.
Mr. Maura received a bonus for Fiscal 2016, consisting of (i) $1,540,000 payable in cash in December 2016, (ii) $1,815,080 payable in cash on November 1, 2018 and (iii) a fully vested option to acquire 318,190 shares of common stock of the Company on December 14, 2016. Such options will be exercisable as follows: 30,626 on the date of grant, 30,626 on the first anniversary of the date of grant, 128,469 on the second anniversary of the date of grant and 128,469 on the third anniversary of the date of grant. Mr. Maura also received a cash bonus of $2,150,000 for Fiscal 2017. The cash bonuses for Fiscal 2016 and Fiscal 2017 shall not be subject to clawback or forfeiture based on the NAV of the Company in Fiscal 2017 or thereafter. Mr. Maura also received any earned but unpaid salary and any unpaid vacation time and unreimbursed business expenses through November 29, 2016.
Mr. Maura remains subject to certain non-solicitation restrictions of the Company’s employees for 18 months post-termination of employment and confidentiality provisions indefinitely. The Maura Separation and Release Agreement also contains a customary mutual release of claims.
Nicholson Retention Letter
On January 20, 2017, the Company and Mr. Nicholson entered into a retention letter agreement (the “Nicholson Retention Agreement”) pursuant to which Mr. Nicholson will be employed by the Company as its Senior Vice President, Chief Financial Officer and Chief Accounting Officer, effective as of January 20, 2017. In addition, his base salary will be increased to $325,000 effective as of January 1, 2017 and he will receive a one-time bonus equal to $100,000 within ten days after January 20, 2017. Subject to Mr. Nicholson’s continued employment with the Company through the earliest of November 30, 2017, the date the Company files its Annual Report on Form 10-K for Fiscal 2017 or an earlier date selected by the Company (the “Retention End Date”), he will receive (i) a retention payment equal to $325,000 and (ii) a bonus equal to $400,000. The separation payment is in lieu of the separation payments Mr. Nicholson was entitled to receive under his employment agreement, and the bonus represents Mr. Nicholson's bonus for Fiscal 2017 through the Retention End Date (Mr. Nicholson is not entitled to any other bonus through the Retention End Date). In addition, he will be eligible to receive COBRA reimbursement for a period of up to 12 months if his employment is terminated. Mr. Nicholson will also receive these payments if his employment is terminated by the Company without Cause or by Mr. Nicholson for Good Reason. However, if Mr. Nicholson's employment is terminated by the Company for Cause or if he resigns without Good Reason, he will not be eligible for the retention payment, bonus and COBRA reimbursement. The retention payment, bonus and COBRA reimbursement are conditioned upon Mr. Nicholson’s execution of a customary release and will be in lieu of any severance or bonus payments pursuant to his employment agreement. Mr. Nicholson will be entitled to receive accrued but unpaid base salary, unused vacation time accrued and unreimbursed business expenses incurred through the date of termination.
Zargar Employment and Retention Agreement
On March 22, 2017, the Company appointed Mr. Ehsan Zargar, effective as of January 1, 2017, as Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary of the Company. In connection with Mr. Zargar’s appointment, no changes were made to Mr. Zargar’s compensation. Mr. Zargar is a party to an employment agreement with the Company dated October 1, 2012 (the “Zargar Employment Agreement”). Pursuant to the Zargar Employment Agreement, Mr. Zargar is an at-will employee of the Company and his base salary was initially $250,000 per year, which was increased to $400,000 on April 1, 2015. Mr. Zargar is also entitled to an annual bonus based upon achievement of certain performance metrics as well as standard benefits. The Zargar Employment Agreement also provides for standard nondisclosure, nondisparagement and cooperation obligations. On January 20, 2017, the Company entered into a retention and severance agreement with Mr. Zargar (the “Zargar Retention Agreement”).  Pursuant to the Zargar Retention Agreement, Mr. Zargar will be entitled to receive retention payments of $2,000,000 on June 30, 2017, $1,000,000 on October 2, 2017 and $1,000,000 on

the Transaction Closing Date (as defined below), in each case less applicable taxes (such payments, collectively, the “Payments”). The Payments are subject to Mr. Zargar’s continued employment with the Company on the specified dates. However, if Mr. Zargar is terminated by the Company without Cause (as defined in the Zargar Retention Agreement), or if he resigns for Good Reason (as defined in the Zargar Retention Agreement) or as a result of his death or disability, then subject to his execution and nonrevocation of the Company’s customary release, Mr. Zargar will receive the Payments, to the extent not yet paid, as well as reimbursement for COBRA coverage for up to six months.  Mr. Zargar has acknowledged and agreed that other than the Payments, he will not be entitled to any additional severance or separation pay and will not be entitled to receive any bonus for the Company’s current year or any future year, in each case whether pursuant to the Zargar Employment Agreement or otherwise.  In addition, upon termination of Mr. Zargar’s employment, (i) Mr. Zargar will be entitled to any accrued and unpaid base salary, unused vacation time and unreimbursed business expenses through the date of his termination and (ii) his unvested equity based awards will vest and his outstanding options to acquire Company stock will generally be exercisable for one year post termination, in each case subject to his execution of a release of claims. For purposes of the Zargar Retention Agreement, “Transaction Closing Date” means the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company and substantially all of its assets, which shall include the Company’s beneficial ownership interests in both Spectrum Brands and FGL to the extent the Company beneficially owns interests in Spectrum Brands or FGL on such date.

COMPENSATION AND BENEFITS
Summary Compensation Table
The following table discloses compensation for Fiscal 2016, Fiscal 2015 and Fiscal 2014 received by Messrs. Asali, Maura, Nicholson and Williams, each of whom was a “named executive officer” for all or a portion of Fiscal 2016. As disclosed in greater detail elsewhere in this report, Mr. William’s employment with the Company ceased on January 1, 2016, Mr. Maura’s employment with the Company ceased on November 29, 2016 and Mr. Asali and the Company have entered into a Transition Agreement pursuant to which his employment with the Company is expected to cease during Fiscal 2017.
In reading the table below, it should be noted that under the Company’s bonus plan, the Company does not pay any bonuses with respect to any fiscal year until the completion of such fiscal year. Pursuant to SEC disclosure rules, cash compensation payable for any fiscal year is included in the column titled “Non-Equity Incentive Plan Compensation” for such fiscal year (although no amounts are actually payable until after the end of such fiscal year). However, in the case of equity awards, the SEC disclosure rules require that the Summary Compensation Table and the Grants of Plan-Based Awards Table include for each fiscal year the aggregate fair value, as of the grant date, of equity awards granted only during the applicable fiscal year. Since under the Company’s bonus plan equity compensation for any fiscal year is not granted until the completion of such fiscal year, the value of such equity is not included in the Summary Compensation Table or the Grants of Plan-Based Awards Table for such year, but in accordance with SEC rules is, or will be, as applicable, included in next year’s compensation disclosure. For more details, please see footnote (2) to the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Omar M. Asali, Former President and Chief Executive Officer	2016	500,000	—	242,786	46,454	8,000,000	50,000	8,839,240
	2015	500,000	—	10,348,776	1,809,401	171,000	50,000	12,879,177
	2014	500,000	—	12,227,772	2,017,608	7,886,000	138,839	22,770,219
David M. Maura, Former Executive Vice President of Investments and Managing Director	2016	150,824	—	191,356	36,613	3,355,080	50,000	3,783,873
	2015	500,000	—	5,044,576	866,770	135,000	50,000	6,596,346
	2014	500,000	—	11,889,468	1,966,376	3,844,000	50,000	18,249,844
George C. Nicholson, Senior Vice President, Chief Accounting Officer and Chief Financial Officer	2016	275,000	—	—	—	300,000	38,250	613,250
	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—
Thomas A. Williams, former Executive Vice President and Chief Financial Officer (6)	2016	125,000	—	—	—	—	464,570	589,570
	2015	500,000	1,000,000	3,721,321	648,673	—	63,000	5,932,994
	2014	500,000	—	4,554,840	750,825	2,836,000	62,750	8,704,415

(1)
All stock and option awards were granted under the Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as amended (the “2011 Plan”). These columns reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions). For a discussion of the relevant valuation assumptions, See Note 18 to Consolidated Financial Statements included in the Original 10-K.

(2)
The equity awards presented in this table were granted in November and December 2015 pursuant to the bonus plan for Fiscal 2015 (the “2015 Bonus Plan”). The equity awards made pursuant to the 2015 Bonus Plan were not included in the Summary Compensation Table or Grants of Plan-Based Awards Table in our report for Fiscal 2015 because such awards were not granted until after the end of our Fiscal 2015. These awards were disclosed, however, in the Compensation Discussion and Analysis in our report for Fiscal 2015. Pursuant to the 2015 Bonus Plan, the following grants were made in November 2015: (A) On November 24, 2015, Mr. Asali was granted (i) $121,386 in the form of 8,714 fully vested shares of our Common Stock, (ii) $121,400, in the form of 8,715 shares of restricted stock which vest on November 29, 2016, and (iii) $46,454, in the form of nonqualified stock options to purchase 9,163 shares of our Common Stock which vest as follows: 4,581 were vested on the date of grant and 4,582 on November 29, 2016. (B) On November 24, 2015, Mr. Maura was granted (i) $95,685, in the form of 6,869 fully vested shares of our Common Stock, (ii) $95,671, in the form of 6,868 shares of restricted stock which vest on November 29, 2016 and (iii) $36,613, in the form of nonqualified stock options to purchase 7,222 shares of our Common Stock which vest as follows: 3,611 were vested on the date of grant and 3,611 on November 29, 2016.

(3)
For Fiscal 2016, reflects the cash portion of the incentive awards earned by our named executive officers. Amounts in excess of two times the target corporate bonus pool are deferred to subsequent years, resulting in the deferral from amounts listed in this column of $1,815,000 for Mr. Maura to be paid out in November 2018. In addition, Mr. Maura received compensation from Spectrum Brands for services performed in Fiscal 2016, as fully disclosed in their Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed on December 21, 2016.

(4)
For Fiscal 2016, (i) for Mr. Asali, amounts in this column represent the value of his FlexNet cash benefit of $50,000, utilized for transportation and financial services; (ii) for Mr. Maura, amounts in this column represent the value of his FlexNet cash benefit of $50,000, utilized for health and welfare programs, transportation and financial services; (iii) for Mr. Nicholson, amounts in this column represent the value of his FlexNet cash benefit of $25,000, utilized for health and welfare programs, finance and technology services and $13,250 in matching contributions pursuant to the Company’s 401(K)plan and (iv) for Mr. Williams, amounts in this column represent severance payments pursuant to the Williams Retention Agreement.

(5)
See section titled “HRG Subsidiary Fees” above for a discussion of the compensation received by certain of our named executive officers from our subsidiaries during Fiscal 2016. Such amounts are not reflected in this table.

(6)	Mr. Williams’ Fiscal 2016 base salary represents the amount he earned from September 30, 2014 through January 1, 2016, which was the date his employment with the Company ceased.
Agreements with Named Executive Officers
Employment Agreements with Messrs. Asali, Maura and Williams
On February 11, 2014, the Company entered into amended and restated employment agreements with Messrs. Asali, Maura and Williams. Each amended and restated employment agreement provides for a one year term which automatically renews each October 1, subject to earlier termination. The amended and restated employment agreements provide for an annual base salary of $500,000 and entitle the executives to participate in the Company’s annual bonus plan comprised of a mix of cash and equity. Messrs. Asali, Williams and Maura previously received an initial equity grant of stock options and restricted stock, in connection with each executive’s entry into his original employment agreement.
Retention Agreement with Mr. Williams
The Company and Mr. Williams entered into a Retention and Release Agreement, dated August 6, 2015, as described more fully under the heading “Compensation and Benefits - Payments Upon Termination and Change of Control.”
Employment Agreement with Mr. Nicholson
On November 19, 2015, the Company entered into an employment agreement with Mr. Nicholson as its Senior Vice President and Chief Accounting Officer, and on December 26, 2015, Mr. Nicholson was promoted to the additional position of Acting Chief Financial Officer of the Company, effective as of January 4, 2016. Mr. Nicholson’s annual base salary was $275,000 and Mr. Nicholson is also eligible for an annual bonus in a target amount equal to $275,000. Mr. Nicholson is subject to certain non-competition and non-solicitation restrictions for six months following termination of employment, as well as perpetual confidentiality and non-disparagement provisions. As described more fully under the heading “Subsequent Events After Fiscal 2016 Year End”, in Fiscal 2017, Mr. Nicholson’s base salary was increased and he was also promoted to Chief Financial Officer.
Grants of Plan-Based Awards for Fiscal 2016
The following table provides information concerning awards granted in Fiscal 2016 to our named executive officers.
In reading the table below, it should be noted that SEC disclosure rules require that this table include for each fiscal year the aggregate fair value, as of the grant date, of equity awards granted only during the applicable fiscal year. Since under the Company’s bonus plan equity compensation for any fiscal year is not granted until the completion of such fiscal year, the value of such equity is not included in the Summary Compensation Table or the Grants of Plan-Based Awards Table for such year, but in accordance with SEC rules is, or will be, as applicable, included in next year’s compensation disclosure. For more details, please see footnote (2) to the Summary Compensation Table.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) (3)
		Threshold	Target ($) (1)	Maximum
Omar M. Asali			2,500,000
	11/24/2015					9,163	13.93	46,454
	11/24/2015				17,429			242,786
David M. Maura			2,000,000
	11/24/2015					7,222	13.93	36,613
	11/24/2015				13,737			191,356
George C. Nicholson			275,000
	11/25/2014					—	—	—
	11/25/2014				—			—
Thomas A. Williams			—
	11/25/2014					—	—	—
	11/25/2014				—			—

(1)
For Messrs. Asali and Maura, this reflects the target payouts pursuant to the 2016 Bonus Plan and for Mr. Nicholson this reflects the target payout pursuant to his employment agreement, in each case, with respect to services performed for the Company during Fiscal 2016. The maximum bonus payment to any individual under the 2016 Bonus Plan with respect to any year is subject to the $20 million Award Cap.

(2)	All restricted stock and option awards made in Fiscal 2016 were granted pursuant to the 2015 Bonus Plan.
(3)
This column reflects the aggregate grant date fair value of the option and stock awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions). For a discussion of the relevant valuation assumptions, see Note 18 to Consolidated Financial Statements included in the Original 10-K.

Outstanding Equity Awards as of September 30, 2016

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Omar M. Asali	1,000,000	—		—	4.86	2/14/2022	—		—
	544,900	—		—	8.52	11/29/2022	—		—
	255,681	153,410	(3)	—	11.76	11/29/2023	382,117	(3)	5,999,237
	86,290	253,942	(4)	—	13.36	11/29/2024	578,153	(4)	9,077,002
	4,581	4,582	(5)	—	13.93	11/29/2025	8,715	(5)	136,826
David M. Maura	435,920	—		—	8.52	11/29/2022	—		—
	239,795	157,978	(6)	—	11.76	11/29/2023	393,496	(6)	6,177,887
	69,032	96,816	(7)	—	13.36	11/29/2024	220,424	(7)	3,460,657
	3,611	3,611	(5)	—	13.93	11/29/2025	6,868	(5)	107,828
George C. Nicholson	—	—		—	—		—		—
Thomas A. Williams	100,821	—		—	8.52	11/29/2022	—		—
	96,648	55,738	(8)	—	11.76	11/29/2023	138,836	(8) (10)	2,179,725
	34,516	87,828	(9)	—	13.36	11/29/2024	199,960	(9) (10)	3,139,372

(1)	The exercise price of all equity awards is equal to the fair market value (closing sale price of our Common Stock) on the date of grant.
(2)	The amounts in this column reflect the fair market value of the unvested restricted stock based on the closing stock price of $15.70 on the last trading day in Fiscal 2016.
(3)	Mr. Asali’s unvested option awards will vest as follows: 153,410 on November 29, 2016. Mr. Asali’s restricted stock will vest as follows: 382,117 on November 29, 2016.
(4)
Mr. Asali’s unvested option awards will vest as follows: 126,971 on November 29, 2016 and 126,971 on November 29, 2017. Mr. Asali’s restricted stock will vest as follows: 289,077 on November 29, 2016 and 289,076 on November 29, 2017. Pursuant to the Asali Transition Agreement, the options and restricted stock scheduled to vest in November 29, 2017 will vest on the earlier of March 31, 2017 or a change of control, subject to continued employment or upon a Specified Triggering Event.

(5)	Messrs. Asali’s and Maura’s unvested option awards and restricted stock vested November 29, 2016.
(6)
Mr. Maura’s unvested option awards will vest as follows: 157,978 on November 29, 2016. Mr. Maura’s restricted stock will vest as follows: 393,496 on November 29, 2016. Pursuant to the Maura Separation and Release Agreement, the options vested when the release became effective and such vested options will become exercisable on the dates that the options were otherwise scheduled to vest.

(7)
Mr. Maura’s unvested option awards will vest as follows: 48,408 on November 29, 2016 and 48,408 on November 29, 2017. Mr. Maura’s restricted stock will vest as follows: 110,212 on November 29, 2016 and 110,212 on November 29, 2017. Pursuant to the Maura Separation and Release Agreement, the options vested when the release became effective and such vested options will become exercisable on the dates that the options were otherwise scheduled to vest.

(8)	Mr. Williams’ unvested option awards will vest as follows: 55,738 on November 29, 2016. Mr. Williams’ restricted stock will vest as follows: 138,836 on November 29, 2016.
(9)
Mr. Williams’ unvested option awards will vest as follows: 43,914 on November 29, 2016 and 43,914 on November 29, 2017. Mr. Williams’ restricted stock will vest as follows: 99,980 on November 29, 2016 and 99,980 on November 29, 2017.

(10)
Mr. Williams’ employment ceased on January 1, 2016. The numbers in the table reflect the gross number of shares that were unvested. However, pursuant to the terms of his release agreement in January 2016, 67,102 shares were withheld from the 138,836 shares and 96,945 shares were withheld from the 199,960 shares for tax purposes and the following shares were withheld for tax purposes: for the bonus plan for Fiscal 2013, 6,102 shares were withheld and for the bonus plan for Fiscal 2014, 96,645 shares were withheld.

Option Exercises and Stock Vested in Fiscal 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting		Value Realized on Vesting ($) (6)
Omar M. Asali	—	—		441,340	(1)	6,041,945
				382,118	(2)	5,231,195
				98,228	(3)	1,344,741
				8,714	(4)	121,386
David M. Maura	177,500	1,461,287	(6)	—		—
				353,072	(1)	4,833,556
				393,497	(2)	5,386,974
				78,582	(3)	1,075,788
				6,869	(4)	95,685
Thomas A. Williams	70,000	705,439	(5)	—		—
				48,178	(1)	659,557
				138,836	(2)	1,900,665
				39,291	(3)	537,894
				67,102	(8)	861,590
				96,645	(9)	1,240,922

(1)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2012, which vested on November 29, 2015.
(2)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2013, which vested on November 29, 2015.
(3)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2014, which vested on November 29, 2015.
(4)	Represents stock awards granted pursuant to the 2015 bonus plan which were fully vested on the November 24, 2015 grant date.
(5)	The value realized on exercise is based on a weighted average stock price derived from a stock price range of $14.88 to $14.93 during a series of exercises that occurred during Fiscal 2016.
(6)	The value realized on exercise is based on a weighted average stock price derived from a stock price range of $13.00 to $13.27 during a series of exercises that occurred during Fiscal 2016.
(7)	The value realized on vesting is based on the stock price of $13.93 on November 24, 2015 and $13.69 on November 30, 2015.
(8)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2013, which vested on January 8, 2016.
(9)	Represents restricted stock awards granted pursuant to the bonus plan for Fiscal 2014, which vested on January 8, 2016.
Pension Benefits
For Fiscal 2016, the Company did not maintain any defined benefit pension plan for the benefit of our named executive officers.
Nonqualified Deferred Compensation
Our annual bonus program provides for an automatic deferral of payouts in excess of two times the target bonus pool, subject to clawback in later years if certain bonus thresholds are not met. These cash amounts, payable on a deferred basis pursuant to the 2012, 2013 and 2014 Bonus Plans, were previously included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for such fiscal years.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Omar M. Asali	$—	$2,943,000
David M. Maura	—	1,122,000
Thomas A. Williams	—	1,018,000
Payments Upon Termination and Change of Control
Termination Payments Payable to Messrs. Asali and Maura
The following describes payment that Messrs. Asali and Maura would have been entitled to receive had their employment been terminated in Fiscal 2016 under certain circumstances; however, as noted above in the section titled “Subsequent Events after Fiscal 2016 Year End”, Messrs. Asali and Maura did not receive the payments described below and have entered into new arrangements with the Company that will govern their respective termination payments during Fiscal 2017 (such arrangements do not provide for enhanced severance upon a Change in Control of the Company). If during the term of the amended and restated employment agreements, the Company terminates an executive’s employment without “Cause” (as defined in each amended and restated employment agreement) or if the executive terminates his employment for “Good Reason” (as defined below), subject to the executive executing a general release of claims in favor of the Company, the Company is required to pay or provide the executive with: (i) his base salary for twelve months in continuing installments; (ii) vesting of the initial equity grant on the dates it would otherwise have vested (and the restrictions on the restricted stock will lapse) had executive continued to be an active employee of the Company; (iii) vesting of 100% of the unpaid deferred cash portion, if any, of annual bonuses awarded for years prior to the year of termination, with payment on the same scheduled payment dates (provided that the deferral shall not be for more than four years) and vesting of 100% of the unvested equity portion, if any, of annual bonuses awarded for years prior to the year of termination, with such vesting to occur on the same dates that such equity would otherwise vest had the executive continued to be an active employee of the Company; (iv) eligibility to receive a pro-rata annual bonus for the year of termination, based on achievement of performance, provided that the cash portion of such bonus shall be paid and the equity portion of such bonus shall be granted in the same proportion of cash and equity that are granted to other Company executives, and 50% of such amounts shall be paid within 74 days after the end of the fiscal year and the remaining 50% shall be paid on the first anniversary of such date and (v) COBRA reimbursement for a period of up to twelve (12) months (the “Benefits Continuation”). In addition, the Company shall pay the executive any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.
In addition, during the period beginning sixty days prior to a Change in Control (as defined in each amended and restated employment agreement) or, if earlier, upon the signing of a definitive agreement to enter into a Change in Control (which in each case actually results in a Change in Control) and ending upon the first anniversary of such Change in Control, if the Company terminates the executive’s employment without Cause or if the executive terminates his employment for Good Reason, then in lieu of the severance described above, the Company shall pay or provide the executive with: (i) the sum of two times (x) his base salary and (y) the greater of (A) target variable compensation (per the relevant year’s bonus plan) or (B) $2.5 million, payable in installments over 24 months; (ii) vesting of the initial equity grant as set forth above; (iii) vesting of 100% of any unvested equity for annual bonuses awarded prior to the year of termination; (iv) 100% vesting of the unpaid deferred cash portion, if any of annual bonuses awarded for years prior to the year of termination, with payment within 74 days after the Change in Control or cessation of employment (unless Section 409A of the Internal Revenue Code requires payment on the original payment dates); (v) eligibility for a pro rata annual bonus for the year of termination, based on achievement of performance determined in accordance with the employment agreement, provided that 50% of such amounts shall be paid in cash within 74 days after the end of the fiscal year and the remaining 50% shall be paid in cash on the first anniversary of such date; (vi) outplacement services; and (vii) COBRA reimbursement for up to 18 months.
Upon a termination of employment due to the executive’s death or “Disability” (as defined in the employment agreements), the Company shall pay or provide such executive with (i) payment of any non-deferred portion of the annual bonus for the prior year which was earned but unpaid, (ii) the Benefits Continuation, subject to receiving a signed waiver and general release of claims from the executive, and (iii) any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.
“Good Reason” for each of Messrs. Asali and Maura means the occurrence, without an executive’s express written consent, of any of the following events: (A) a material diminution in executive’s authority, duties, responsibilities or title; (B) a diminution of base salary; (C) a change in the geographic location of the executive’s principal place of performance of his services to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from his primary residence at the time of such change, except for travel consistent with the terms of the employment agreement; (D) the Company gives notice that the term of the employment agreement is not to be extended so long as the executive continues to perform his duties for the Company through the end of the term and separates from the Company at the end of the term; (E) a material breach by the Company of the employment agreement; (F) the failure by the Company to provide for executive’s participation in an annual bonus arrangement (whether paid annually or over a period not to exceed four fiscal years); or (G) the Company’s material reduction in the target amount or maximum bonus opportunity that may be earned under the Company’s bonus arrangement if the performance criteria are satisfied (and for Mr. Asali only, modification of the Company’s bonus arrangement in a manner that materially reduces executive’s reasonable opportunity to achieve such bonus, relative to executive’s prior participation). In addition, for Mr. Asali only, Good Reason includes if Mr. Asali is not re-nominated to the Board (unless such nomination would violate any legal restriction or order or would cause the Board to be in breach of its fiduciary obligations). An executive must give the Company a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within ninety (90) days after the executive has knowledge that an event constituting Good Reason has occurred, or is deemed to have occurred and must give the Company thirty (30) days to cure. If not cured, the executive must actually terminate his or her employment within 120 days following the event constituting Good Reason; otherwise, that event will no longer constitute Good Reason (except with respect to (D) above).

Termination Payments Payable to Mr. Nicholson.
The following describes the payments that Mr. Nicholson would have been entitled to receive had his employment been terminated under certain circumstances during Fiscal 2016.
If during the term of his employment agreement, the Company terminates Mr. Nicholson’s employment without “Cause” (as defined in his employment agreement) or if Mr. Nicholson resigns his employment for “Good Reason” (as defined below), then, subject to receiving a signed separation agreement and general release of claims from Mr. Nicholson, the Company shall pay or provide Mr. Nicholson with (i) severance equal to twelve months base salary, and (ii) payment of any annual bonus for the prior year which was earned but unpaid. In addition, the Company shall pay Mr. Nicholson any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.
“Good Reason” for Mr. Nicholson means the occurrence, without an executive’s express written consent, of any of the following events: (A) a material diminution in executive’s authority, duties, responsibilities or title (provided that it shall not constitute Good Reason if Mr. Nicholson is required to report to a designee of the CEO); (B) a diminution of base salary; (C) a change in the geographic location of the executive’s principal place of performance of his services to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from his primary residence at the time of such change, except for travel consistent with the terms of the employment agreement; or (D) a material breach by the Company of the employment agreement. Mr. Nicholson must give the Company a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within twenty-five (25) days after the executive has knowledge that an event constituting Good Reason has occurred, and must give the Company thirty (30) days to cure. If not cured, the executive must actually terminate his employment within 120 days following the event constituting Good Reason; otherwise, that event will no longer constitute Good Reason.
Williams Retention Agreement
Mr. Williams’ employment ceased on January 1, 2016 and he received payments pursuant to a Retention and Release Agreement (“the Williams Retention Agreement”) entered into with the Company in August 2015. The Williams Retention Agreement provided that, subject to Mr. Williams’ providing a customary release of claims and his compliance with his post-termination restrictive covenants, the Company will pay and provide him the following: (i) $500,000 payable over a period of twelve (12) months following the termination date; (ii) vesting on March 5, 2016 of unvested options to purchase 35,000 shares of Company stock that were awarded to Mr. Williams in 2012; (iii) vesting of 100% of the unpaid deferred cash portion of Mr. Williams’ annual bonuses awarded for years prior to the termination date, in an amount equal to $3,126,000 with payment thereof to be on the dates such bonuses are paid to other senior executives of the Company; (iv) continued vesting of 100% of the unvested options to purchase shares of Company stock and the unvested shares of restricted stock of the Company, that were awarded to Mr. Williams in respect of the annual bonuses for years prior to the termination date, such that such options and restricted stock units shall vest on the dates they would otherwise vest had Mr. Williams remained an employee of the Company; and (v) COBRA reimbursement for a period up to twelve (12) months following the Designated Date, with an approximate value equal to $39,800. Pursuant to the Williams Retention Agreement, Mr. Williams also received a cash bonus for Fiscal 2015 equal to $1 million. Except for such bonus, Mr. Williams was not entitled to, and did not receive, any other bonus for Fiscal 2015 and Fiscal 2016. Mr. Williams received payment of his base salary and any unpaid vacation time and unreimbursed business expenses through the termination date. Mr. Williams remains subject to post-employment restrictive covenants in favor of the Company, including certain non-competition restrictions for six (6) months post-termination of employment, certain non-solicitation restrictions for eighteen (18) months post-termination of employment, and four year post-employment cooperation provision.
Summary of Termination Payments
The following table sets forth amounts of compensation that would have been paid to Messrs. Asali, Maura and Nicholson if their employment was terminated without Cause or for Good Reason. The amounts shown assume that such termination was effective as of September 30, 2016.
As discussed above, Mr. Williams is not included in the summary table below because he was no longer employed on September 30, 2016 and received the amounts described above under the heading “Williams Retention Agreement.” In addition, as noted above in the section titled “Subsequent Events after Fiscal 2016 Year End”, Messrs. Asali and Maura did not receive the payments described below and have entered into new arrangements with the Company that governed their respective termination payments during Fiscal 2017.

Termination without Cause or for Good Reason

Name	Cash Severance(1)	Prior Year Annual Bonus(2)	Benefits Continuation(3)	Total
Omar M. Asali	$500,000	$19,362,834	$39,727	$21,620,061
David M. Maura	500,000	11,615,918	39,727	12,155,645
George C. Nicholson	275,000	—	—	275,000

(1)	This column reflects payment of twelve months of base salary, payable in continuing installments.
(2)
This column reflects vesting of 100% of the unpaid deferred cash portion under prior year bonus plans and vesting of 100% of the unvested equity portion granted pursuant to prior year bonus plans, based on the closing stock price of $15.70 on the last trading day in Fiscal 2016. In addition, Messrs. Asali and Maura would each be entitled to receive their actual bonus for Fiscal 2016 because they worked through the last day of that fiscal year.

(3)	This column reflects COBRA premium reimbursements for 12 months, which are also payable if the executive’s employment is terminated due to death or Disability.
The following table sets forth amounts of compensation that would have been paid to Messrs. Asali, Maura and Nicholson if their employment was terminated without Cause or for Good Reason during the period that begins sixty days prior to a Change in Control and ends upon the first anniversary of such Change in Control. The amounts shown assume that such termination was effective as of September 30, 2016. As noted above in the section titled “Subsequent Events after Fiscal 2016 Year End”, Messrs. Asali, Maura and Nicholson did not receive the payments described below and have entered into new arrangements with the Company that will govern their respective termination payments during Fiscal 2017 (such arrangements do not provide for enhanced severance upon a Change in Control).
Upon a Termination without Cause or for Good Reason within Change of Control Period

Name	Cash Severance (1)	Prior Year Annual Bonus (2)	Benefits Continuation (3)	Outplacement Services (4)	Total
Omar M. Asali	$6,000,000	$19,362,834	$59,590	$15,000	$25,437,424
David M. Maura	6,000,000	11,615,918	59,590	15,000	17,690,508
George C. Nicholson	275,000	—	—	—	275,000

(1)	For Messrs. Asali and Maura, this column reflects the sum of two times (x) base salary and (y) the greater of (A) target bonus compensation or (B) $2.5 million, payable in installments over 24 months.
(2)
This column reflects payment of 100% of the unpaid deferred cash portion under prior year bonus plans and vesting of 100% of the unvested equity portion granted pursuant to prior year bonus plans, based on the closing stock price of $15.70 on the last trading day in Fiscal 2016. In addition, Messrs. Asali and Maura would each be entitled to receive their actual bonus for Fiscal 2016 because they worked through the last day of that fiscal year.

(3)
This column reflects COBRA premium reimbursement payments for up to 18 months for Messrs. Asali and Maura. In addition, COBRA premium reimbursements are payable for 12 months if the executive’s employment is terminated due to death or Disability.

(4)	This column reflects estimated payments for outplacement services.
Director Compensation
Directors who are not employees of the Company (“non-employee directors”) receive an annual retainer of $80,000 (paid on a quarterly basis). Non-employee directors also receive an annual equity award of $80,000, granted as restricted stock or restricted stock units, which vest on the last date of the Company’s fiscal year, subject to continued service on the Board on such date.
In addition, newly elected non-employee directors receive a commencement equity award of $80,000, granted as restricted stock or restricted stock units, to vest in full on the one-year anniversary of the commencement of each such director’s service on the Board. Newly elected directors are only entitled to receive the annual equity award in the first fiscal year commencing immediately following the date such newly elected director becomes a member of the Board.
For Fiscal 2016, compensation for service on the standing committees of the Board is paid in quarterly installments as follows:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$26,000	$15,000
Compensation	$15,000	$6,000
Nominating and Corporate Governance	$10,000	$5,000
In addition, if a non-employee director attends in excess of 20 in-person committee meetings of our Board in one fiscal year, then such director receives $1,500 for each meeting in excess of 20 that such director attends.

We maintain a non-employee director share retention requirement, requiring each non-employee director to retain ownership of 100% of his or her covered shares, net of taxes and transaction costs, until the earlier of (i) the date of such director’s termination of employment or (ii) the date such person is no longer a director.
On November 24, 2015, equity awards of 5,743 restricted stock were granted to each of Messrs. Ianna, Luterman, Steinberg, and Whittaker for Fiscal 2016 services, which vested on September 30, 2016. In addition, on November 28, 2015, fully vested initial stock awards of 11,486 were granted to each of Messrs. Steinberg and Whittaker for Fiscal 2014 and 2015 services.
Director Compensation Table
The following table shows for Fiscal 2016 certain information with respect to the compensation of the directors of the Company, excluding Omar M. Asali and David M. Maura, whom did not receive any compensation for service as a director of HRG and whose compensation for their service as officers of HRG is disclosed above in the section entitled “Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Frank Ianna (3)	$112,250	$80,000	$192,250
Gerald Luterman (3)	117,000	80,000	197,000
Joseph S. Steinberg (3) (4)	91,000	240,000	331,000
Eugene I. Davis (5)	105,416	—	105,416
Andrew Whittaker (3) (4)	80,000	240,000	320,000
Curtis Glovier	22,526	—	22,526
Andrew A. McKnight (6)	—	—	—

(1)	Messrs. Maura and Asali were employees of our Company and did not receive any compensation from the Company for their services as HRG directors. See section titled “Summary Compensation Table.”
(2)	This column reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding any risk of forfeiture assumptions).
(3)	On November 24, 2015, equity awards of 5,743 restricted stock were granted to each of Messrs. Davis, Ianna, Luterman, Steinberg, and Whittaker, which vested on September 30, 2016.
(4)	On November 28, 2015, fully vested initial stock awards of 11,486 were granted to each of Messrs. Steinberg and Whittaker for Fiscal 2014 and 2015 services.
(5)	Mr. Davis resigned from the Board effective August 31, 2016 and he forfeited the 5,743 shares of restricted stock granted on November 24, 2015.
(6)	Mr. McKnight joined the Board on July 21, 2016. Mr. McKnight is entitled to, but has not yet received compensation for his services as a director of HRG.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Currently, our Compensation Committee is composed of Messrs. Frank Ianna (Chairman), Curtis A. Glovier, Gerald Luterman and Andrew A. McKnight. None of the members of our Compensation Committee is or has ever been one of our officers or employees. In addition, during Fiscal 2016, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The information contained in this proxy statement shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management. Based on that review and discussion, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Frank Ianna (Chairman)
Curtis A. Glovier
Gerald Luterman
Andrew A. McKnight

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below shows the number of shares of our Common Stock beneficially owned as of August 14, 2017 by:

•	each director;

•	each of our named executive officers for Fiscal 2016;

•	each person known to us to beneficially own more than 5% of our outstanding Common Stock (the “5% stockholders”); and

•	all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders, the number of shares of our Common Stock beneficially owned by 5% stockholders and former directors and officers, including shares of our Common Stock which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to applicable community property laws. As of August 14, 2017, there were 200,586,619 shares of Common Stock outstanding (including shares of restricted stock).
Included in the computation of the number of shares of our Common Stock outstanding and beneficially owned by a person and the percentage ownership of that person in the table below are shares of our Common Stock that are subject to options, warrants or restricted stock units held by that person that are currently exercisable or become exercisable, or vest, as applicable, within 60 days of August 14, 2017.These shares of our Common Stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o HRG Group, Inc., 450 Park Avenue, 29th floor, New York, New York 10022.

Name and Address	Beneficial Ownership	Percent of Class
5% Stockholders as of August 14, 2017
Leucadia National Corporation (1)	46,632,180	23.25%
CF Turul Group (2)	32,994,740	16.45%
Our Directors and Fiscal 2016 Named Executive Officers, each as of August 14, 2017
Omar M. Asali (3) **	3,705,710	1.85%
Curtis A. Glovier	5,092	*
Frank Ianna	27,351	*
Gerald Luterman	27,351	*
David M. Maura (4)**	1,956,529	*
Joseph S. Steinberg	22,321	*
Andrew Whittaker	22,321	*
Thomas A. Williams (5) **	546,931	*
Andrew A. McKnight	5,092	*
George C. Nicholson	—	*
All current directors and executive officers as a group (9 persons) (6)	2,267,425	1.13%
*     Indicates less than 1% of our outstanding Common Stock.
**     As disclosed in greater detail herein, Mr. Williams’ employment with the Company ceased during Fiscal 2016. In addition, Messrs. Asali’s and Maura’s employment with the Company ceased in Fiscal 2017. Mr. Maura still serves on the Board.

(1)
Based solely on a Schedule 13D, Amendment No. 3, filed with the SEC on March 27, 2017, Leucadia is the beneficial owner of 46,632,180 shares of our Common Stock, including the 28,000,000 shares Leucadia may from time to time sell and receive the proceeds from such sale for its own account. The address of Leucadia is 520 Madison Avenue, New York, New York 10022.

(2)
Based solely on a Schedule 13D, Amendment No. 5, filed with the SEC on July 27, 2016, CF Turul LLC is the beneficial owner of 32,994,740 shares of our Common Stock. The 32,994,740 shares excludes one share of our preferred stock owned by CF Turul, which cannot be converted into Common Stock. As described in the Schedule 13D, each of Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Special Opportunities Advisors LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias (collectively, the “CF Turul Group”) may also be deemed to be the beneficial owner of our shares of Common Stock beneficially owned by CF Turul, assuming the effectiveness of a joint investment committee agreement. The business address of CF Turul is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(3)	Includes 1,402,324 shares of Common Stock and 2,303,386 shares of Common Stock underlying options that have vested.
(4)
Includes 967,548 shares of Common Stock and 988,981 shares of Common Stock underlying options that have vested or will vest within 60 days of August 14, 2017. Does not include 335,972 shares underlying unvested options that do not vest within 60 days of August 14, 2017.

(5)
Mr. Williams’ employment with the Company ceased in January 2016 and holdings included in the table above are based on Mr. Williams’ Form 4, filed with the SEC on December 1, 2015. Includes 546,931 shares of Common Stock that have vested or will vest within 60 days of August 14, 2017. Does not include 43,914 shares underlying unvested options that do not vest within 60 days of August 14, 2017.

(6)
Includes 1,184,409 shares of Common Stock and 1,083,016 shares of Common Stock underlying options, warrants or restricted stock units that are currently exercisable or become exercisable, or vest, as applicable, within 60 days of August 14, 2017. Does not include 347,190 shares underlying unvested options and warrants that do not vest within 60 days of August 14, 2017.

Changes in Control
To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may, at a subsequent date, result in a change in control of the Company, other than ordinary default provisions that may be contained in our Charter or Bylaws, or trust indentures, or other governing instruments relating to the securities of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board has adopted a Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). A “Related Party Transaction” is defined in the Related Party Transactions Policy as any financial transaction or any series of similar transactions in which we are a participant and in which a related person (i.e., a director, officer, beneficial owner of more than 5% of any class of our capital stock or a family member or controlling or controlled entity of the foregoing persons) has a direct or indirect interest, other than: (i) our payment of compensation to a related person for the related person’s service in the capacity that give rise to the person’s status as a “related person”; (ii) transactions available to all of our employees or all of our stockholders on the same terms; and (iii) transactions which, when aggregated with the amount of all other transactions between us and the related person, involve in a fiscal year the lesser of (a) $100,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years. Pursuant to the Related Party Transaction Policy, the Related Party Transaction proposed to be entered into must be reported to our Board for review. In reviewing and determining whether to approve a proposed Related Party Transaction presented to our Board, the disinterested members of our Board will analyze such factors as they deem appropriate. We may only enter into a Related Party Transaction upon approval by our Board. Our Board may delegate its authority to review and approve Related Party Transactions to the Audit Committee, a special committee or other committee of our Board.
On March 18, 2014, HRG entered into the Letter Agreement with Leucadia (the “Letter Agreement”). The Letter Agreement was entered into in connection with the consummation of the transactions contemplated by that certain Preferred Securities Purchase Agreement, dated March 18, 2014 (the “PSPA”), by and among the Master Fund, Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “HCP Stockholders”) and Leucadia, pursuant to which Leucadia acquired, following receipt of regulatory approval, 23 million shares of Common Stock, at a price of $11.00 per share of Common Stock, for an aggregate purchase price of $253.0 million in cash. Pursuant to the Letter Agreement, Leucadia has designated two directors to HRG’s board. The Letter Agreement further provides, among other things, that without the prior approval of a majority of the directors on HRG’s Board (other than the Leucadia designees), Leucadia and its affiliates will not acquire additional shares or voting rights of HRG that would increase Leucadia’s beneficial ownership above 27.5% of the voting power of HRG’s outstanding securities. The Letter Agreement also restricts Leucadia’s and its affiliates’ ability to make certain proposals or solicit such proxies and limits their ability to sell Leucadia’s investment in HRG to counterparties who hold, or after giving effect to a sale would hold, in excess of 4.9% of HRG’s voting stock (subject to certain exceptions). Leucadia also agreed to vote in favor of the slate of directors nominated by a majority of HRG’s board (other than the Leucadia designees). The Letter Agreement expired by its terms on March 18, 2016. In connection with the March 2014 transaction with Leucadia, under the terms of an existing registration rights agreement, the HCP Stockholders transferred a portion of their rights under the registration rights agreement with respect to the shares underlying Leucadia’s Preferred Stock and HRG entered into a Registration Rights Acknowledgment among it, the HCP Stockholders and Leucadia acknowledging such transfer.
In Fiscal 2016, Jefferies, a wholly owned subsidiary of Leucadia, which through subsidiaries beneficially owns more than 10% of HRG’s outstanding shares of Common Stock, acted as one of the initial purchasers of Spectrum Brands’ offering of €425.0 million of its 4.00% Notes due 2026, for which Jefferies received $0.3 million in discounts, commissions and reimbursements of expenses.
On October 7, 2015, FGL, entered into an engagement letter with Jefferies (the “Engagement Letter”) pursuant to which Jefferies agreed (on a non-exclusive basis) to provide financial advisory services to FGL in connection with a transaction involving a merger or other similar transaction with respect to at least a majority of the capital stock of FGL. HRG was also a party to the Engagement Letter. Under the Engagement Letter, Jefferies is entitled to receive a fee which represents a percentage of the value of the transaction, plus reimbursement for all reasonable out-of-pocket expenses incurred by Jefferies in connection with their engagement. FGL has also agreed to indemnify Jefferies for certain liabilities in connection with their engagement. HRG is required to reimburse FGL for compensation paid by FGL to Jefferies under certain circumstances. Specifically, if compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG (and not other stockholders of FGL), HRG will reimburse FGL for the full amount of such compensation. If compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG and a disposition of not more than 50% of the shares of FGL held by stockholders of FGL other than HRG, HRG will reimburse FGL for its pro rata portion of such compensation (based on its relative number of shares compared to those held by stockholders of FGL other than HRG).The Engagement Letter terminated according to its terms on March 31, 2016. On May 8, 2017, the parties executed an amendment to the Engagement Letter to extend its term through August 31, 2017.
On October 9, 2015, HGI Funding entered into a Stock Purchase Agreement, by and among HGI Funding, HC2 Holdings, Inc. (“HC2”) and the purchasers party thereto, whereby HGI Funding sold its remaining equity interest in HC2 for an aggregate purchase price of $35.1 million. Jefferies agreed to purchase 1.2 million shares in the transaction at a purchase price of $7.50 per share. In addition, Mr. Falcone purchased through a Harbinger Capital entity 540,000 shares in the transaction at a purchase price of $7.50 per share.

On October 23, 2015, Front Street Cayman sold bonds issued by Phoenix Life Insurance Company and received approximately $14.0 million in aggregate proceeds from the sale. Jefferies acted as the principal in the transaction and received a customary fee.
FGL has invested in collateralized loan obligations (“CLOs”) issued by Fortress Credit Opportunities III CLO LP (“FCO III”) and also invested in securities issued by Fortress Credit BSL Limited (“Fortress BSL”). The collateral managers of both FCO III and Fortress BSL are affiliates of funds managed by affiliates of Fortress. The CLOs had an aggregate total carrying value of $203.2 million as of September 30, 2016.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
In accordance with Sarbanes-Oxley, the Audit Committee Charter provides that the Audit Committee of our Board has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by our independent registered public accounting firm and the related fees. Pursuant to its charter and in compliance with rules of the SEC and PCAOB, the Audit Committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit services or audit-related services and tax services, so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm. The Audit Committee has also delegated pre-approval to the Audit Committee Chairman to pre-approve audit services of up to $200,000 and certain permitted non-audit services up to $50,000 per engagement; however, any services pre-approved by the Audit Committee Chairman must be reported to the full Audit Committee at its next meeting.
The table below sets forth the professional fees we paid to our independent registered public accounting firm for professional services rendered for the Company, FS Holdco II Ltd. (excluding FGL), HGI Energy and HGI Funding. Professional fees paid for such services by our other reporting affiliates, FGL and its subsidiaries, Spectrum Brands and its subsidiaries and NZCH, are disclosed in such affiliates’ Annual Reports on Form 10-K or amendments thereto.

	For Fiscal 2016	For Fiscal 2015
Audit Fees	$2,462,745	$2,784,100
Audit-Related Fees	—	—
Tax Fees	22,612	—
All Other Fees	22,000	22,000
Total Fees	$2,507,357	$2,806,100

•
Audit Fees are fees for professional services for the audit of the consolidated financial statements included in Form 10-K and the review of the consolidated financial statements included in Form 10-Qs or services that are provided in connection with statutory and regulatory filings or engagements, such as statutory audits required for certain foreign subsidiaries.

•	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements.
•Tax Fees are fees for tax compliance, tax advice and tax planning.
•All Other Fees are fees, if any, for any services not included in the first three categories.

OTHER BUSINESS
As of the date hereof, our Board of Directors knows of no other matters to be brought before the meeting. The persons named on the proxy are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting.

HRG GROUP, INC.
450 PARK AVE.
29TH FLOOR
NEW YORK, NY 10022

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E32056-P96882 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

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HRG GROUP, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew A. McKnight
02) Andrew Whittaker

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of holding a future advisory vote on executive compensation.	☐	☐	☐	☐

This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed, or if no choice is specified, it will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3 and for EVERY THREE YEARS for Proposal 4. The proxies are authorized to vote upon such other business, including adjournments, as may properly come before the meeting and any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

ANNUAL MEETING OF STOCKHOLDERS OF

HRG GROUP, INC.

September 25, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at ***www.HRGgroup.com*** under the heading "Annual Meeting and Materials."

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

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E32057-P96882

HRG GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS: SEPTEMBER 25, 2017

This proxy is solicited by the Board of Directors for use at the HRG Group, Inc. Annual Meeting of Stockholders on September 25, 2017 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Company's 2017 Annual Meeting of Stockholders, receipt of which is hereby acknowledged, does hereby appoint and constitute Ehsan Zargar and George C. Nicholson, each or either of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of HRG Group, Inc. (the "Company") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, New York 10019-6064, on September 25, 2017, beginning at 10:00 a.m., Eastern Time, and at any postponement or adjournment thereof, with respect to all of the shares of the Company's common stock, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all of the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. These proxies are authorized to vote in their discretion upon such other business as may properly come before the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this Proxy will be voted as the Board of Directors recommends.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)

V1.1